Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT dated as of October 8, 2009 (this “Amendment and Restatement Agreement”), to the Credit Agreement dated as of July 17, 2006 and amended and restated as of February 27, 2007 and as further amended prior to the date hereof (the “Existing ARCA”) among Windstream Corporation, the Lenders party hereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Citibank, N.A. and Wachovia Bank, National Association, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Amended Agreement (as defined below).

WHEREAS, the Borrower has requested an amendment to the Existing ARCA pursuant to which (a) existing Revolving Lenders agree to extend the maturity date of all or a portion of their existing Revolving Commitments to July 17, 2013, (b) existing Tranche A Lenders agree to extend the maturity date of all or a portion of their Tranche A Term Loans to July 17, 2013, (c) existing Tranche B-1 Lenders agree to extend the Maturity Date of all or a portion of their Tranche B-1 Term Loans to December 17, 2015 and (d) certain provisions of the Existing ARCA, including provisions relating to negative covenants and financial covenants, will be amended; and

WHEREAS, the existing Revolving Lenders whose Commitments are set forth on Schedule 2.01 attached hereto under the heading “2013 Revolving Commitment” (the “Extending Revolving Lenders”) have agreed to provide Revolving Commitments terminating on July 17, 2013 in the amounts reflected for each such Lender on such Schedule 2.01 under the heading “2013 Revolving Commitment,” on the terms and subject to the conditions set forth herein; and

WHEREAS, the existing Tranche A Lenders whose Commitments are set forth on Schedule 2.01 attached hereto under the heading “Tranche A-2 Term Commitment” (the “Extending Tranche A Lenders”) have agreed to extend the Maturity Date of their Tranche A Term Loans to July 17, 2013 in the amounts reflected for each such Lender under such heading, on the terms and subject to the conditions set forth herein; and

WHEREAS, the existing Tranche B-1 Lenders whose Commitments are set forth on Schedule 2.01 attached hereto under the heading “Tranche B-2 Term Commitment”, (the “Extending Tranche B-1 Lenders” and together with the Extending Tranche A Lenders, the “Extending Term Lenders”) have agreed to extend the Maturity Date of their Tranche B-1 Term Loans to December 17, 2015 in the amounts reflected for each such Lender under such heading, on the terms and subject to the conditions set forth herein; and

WHEREAS, on the Second ARCA Effective Date (as defined in Section 6 hereof), the existing Tranche A Term Loans of each Extending Tranche A Lender and the existing Tranche B-1 Term Loans of each Extending Tranche B-1 Lender, will be converted into Tranche A-2 Term Loans and Tranche B-2 Term Loans, respectively, in such principal amounts as correspond to the Tranche A-2 Term Commitments and Tranche B-2 Term Commitments, respectively, of such Lender set forth on Schedule 2.01 attached hereto, and the portions of the outstanding Tranche A Term Loans and Tranche B-1 Term Loans of each Tranche A Lender and Tranche B-1 Lender, respectively, not so converted will remain outstanding as Tranche A Term Loans and Tranche B-1 Term Loans, respectively; and

WHEREAS, on the Second ARCA Effective Date, the Revolving Commitment of each Extending Revolving Lender will be converted into a 2013 Revolving Commitment in such amount as corresponds to the 2013 Revolving Commitment of such Extending Revolving Lender set forth on Schedule 2.01 attached hereto, and the portion of the Revolving Commitment of such Revolving Lender not so converted will remain outstanding and will be redesignated as such Revolving Lender’s “2011 Revolving Commitment”; and

WHEREAS, in order to effect the foregoing, the Borrower and the other parties hereto desire to amend and restate, as of the Second ARCA Effective Date, the Existing ARCA and to enter into certain other agreements herein, in each case subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of the Existing ARCA. Effective as of the Second ARCA Effective Date:

(a) the Existing ARCA is hereby amended and restated in its entirety in the form of the Second Amended and Restated Credit Agreement set forth as Exhibit A hereto (the Existing ARCA, as so amended and restated, being referred to as the “Amended Agreement”);

(b) Schedules 2.01, 3.06 and 3.12 to the Existing ARCA are hereby amended to reflect the information set forth on Schedules 2.01, 3.06 and 3.12 hereto, respectively;

(c) the Existing ARCA is hereby amended by adding new Exhibit E, Exhibit F and Exhibit G thereto in the forms of Exhibits E, F and G attached to Exhibit A hereto, and such Exhibits will thereafter be exhibits to the Amended Agreement.

Except as set forth above, all schedules and exhibits to the Existing ARCA, in the forms thereof immediately prior to the Second ARCA Effective Date, will continue to be schedules and exhibits to the Amended Agreement.

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SECTION 2. Concerning the Term Loans. (a) On the Second ARCA Effective Date, the Tranche A Term Loans of each Extending Tranche A Lender will be converted into Tranche A-2 Term Loans in such principal amounts as correspond to such Extending Tranche A Lender’s Tranche A-2 Term Loan Commitment set forth on Schedule 2.01 attached hereto.

(b) On the Second ARCA Effective Date, the Tranche B-1 Term Loans of each Extending Tranche B-1 Lender will be converted into Tranche B-2 Term Loans in such principal amounts as correspond to such Extending Tranche B-1 Lender’s Tranche B-2 Term Loan Commitment set forth on Schedule 2.01 attached hereto.

(c) Each outstanding Tranche A Term Loan of an Extending Tranche A Lender that is a Eurodollar or an ABR Loan will be converted in the same proportion as the amount of such Extending Tranche A Lender’s Tranche A-2 Commitment bears to the aggregate principal amount of such Extending Tranche A Lender’s Tranche A Term Loans (immediately prior to the conversion). Each outstanding Tranche B-1 Term Loan of an Extending Tranche B-1 Lender that is a Eurodollar or a ABR Loan will be converted in the same proportion as the amount of such Extending Tranche B-1 Lender’s Tranche B-2 Commitment bears to the aggregate principal amount of such Extending Tranche B-1 Lender’s Tranche B-1 Term Loans (immediately prior to the conversion). The initial Interest Period applicable to each Tranche A-2 Term Loan and Tranche B-2 Term Loan that is a Eurodollar Loan shall be the then-current Interest Period applicable to the Term Loan from which it is converted with no conversion into a different Interest Period, payment or prepayment of such Term Loan being deemed to have occurred solely due to the Amendment and Restatement Agreement or the transactions described herein.

SECTION 3. Concerning the Revolving Commitments and the Revolving Loans. (a) On the Second ARCA Effective Date, the Revolving Commitment of each Extending Revolving Lender will be converted into a 2013 Revolving Commitment in such amount as corresponds to the 2013 Revolving Commitment of such Extending Revolving Lender set forth on Schedule 2.01 attached hereto, and the portion of the Revolving Commitment of such Revolving Lender not so converted will remain outstanding and will be redesignated as such Revolving Lender’s “2011 Revolving Commitment”;

(b) On the Second ARCA Effective Date, (i) each Revolving Loan then outstanding shall be redesignated as a “2011 Revolving Loan” and (ii) immediately thereafter, the 2011 Revolving Loans of each Extending Revolving Lender will be converted into 2013 Revolving Loans in a principal amount equal to the product of (x) the outstanding principal amount of the 2011 Revolving Loans of such Extending Revolving Lender immediately prior to such conversion multiplied by (y) a fraction, the numerator of which is the 2013 Revolving Commitment of such Extending Revolving Lender and the denominator of which is the aggregate amount of the 2011 Revolving Commitment (if any) and the 2013 Revolving Commitment of such Extending Revolving Lender.

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(c) Each outstanding 2011 Revolving Loan of an Extending Revolving Lender that is a Eurodollar or an ABR Loan will be converted in the same proportion as the amount of such Extending Revolving Lender’s 2013 Revolving Commitment bears to the aggregate amount of the 2011 Revolving Commitment immediately prior to the conversion) of such Extending Revolving Lender. The initial Interest Period applicable to each 2013 Revolving Loan that is a Eurodollar Loan shall be the then-current Interest Period applicable to the 2011 Revolving Loan from which it is converted with no conversion into a different Interest Period, payment or prepayment of such Revolving Loan being deemed to have occurred solely due to the Amendment and Restatement Agreement or the transactions described herein.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment and Restatement Agreement, the Borrower represents and warrants to each other party hereto that:

(a) As of the date hereof and as of the Second ARCA Effective Date, this Amendment and Restatement Agreement has been duly authorized, executed and delivered by it. This Amendment and Restatement Agreement (as of the date hereof and as of the Second ARCA Effective Date) and the Amended Agreement (as of the Second ARCA Effective Date) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties each Loan Party set forth in Article 3 of the Existing ARCA and in the other Loan Documents that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case on and as of the date hereof (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date).

(c) After giving effect to this Amendment and Restatement Agreement and the transactions contemplated hereby, no Default has occurred and is continuing.

SECTION 5. Effectiveness of this Amendment and Restatement Agreement. This Amendment and Restatement Agreement shall become effective as of the date hereof, provided the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the signatures of the Borrower, the Required Lenders, the Required Revolving Lenders, each Extending Revolving Lender, each Extending Term A Lender, each Extending Term B Lender, the Administrative Agent and each Issuing Bank.

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SECTION 6. Effectiveness of Second Amended and Restated Credit Agreement. The effectiveness of the amendment and restatement of the Existing ARCA in the form of the Amended Agreement is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied, the “Second ARCA Effective Date”):

(a) This Amendment and Restatement Agreement shall have become effective in accordance with Section 5.

(b) The conditions set forth in Section 4.03(a) and (b) of the Amended Agreement shall be satisfied on and as of the Second ARCA Effective Date, and the Administrative Agent shall have received a certificate dated as of the Second ARCA Effective Date, and signed by the President, a Vice President or a Financial Officer of the Borrower, to such effect.

(c) The Administrative Agent shall have received the favorable legal opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties, (ii) Willkinson Barker Knauer, LLP, special regulatory counsel for the Loan Parties and (iii) John P. Fletcher, Esq, general counsel of the Borrower, in each case addressed to the Lenders, the Administrative Agent, the Collateral Agent and each L/C Issuer dated the Second ARCA Effective Date, which opinions shall be reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of the Amendment and Restatement Agreement and the Amended Agreement and any other legal matters relating to the Wireline Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Each Loan Party not a party hereto shall have entered into a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received payment from the Borrower, for the account of each Lender that executes and delivers a counterpart signature page to this Amendment and Restatement Agreement at or prior to 5:00 p.m., New York City time, on October 7, 2009 (or such later time as the Administrative Agent and the Borrower shall agree), an amendment fee (the “Amendment Fee”) in an aggregate amount equal to 0.05% of the sum of (x) the aggregate outstanding principal amount of the Term Loans of such Lender (if any) plus (y) the Revolving Commitment of such Lender (if any). The Amendment Fee shall be payable in immediately available funds and, once paid, such fee or any part thereof shall not be refundable.

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(g) The Administrative Agent shall have received payment from the Borrower, for the account of each Extending Revolving Lender, a fee (the “Revolver Extension Fee”) in an aggregate amount equal to 0.75% of the amount of the 2013 Revolving Commitment of such Extending Revolving Lender. The Revolver Extension Fee shall be payable in immediately available funds and, once paid, such fee or any part thereof shall not be refundable.

(h) The Borrower shall have paid all fees and other amounts due and payable pursuant to this Amendment and Restatement Agreement and the Engagement Letter dated as of September 30, 2009, including, to the extent invoiced, reimbursement or payment of reasonable out-of-pocket expenses in connection with this Amendment and Restatement Agreement and any other out-of-pocket expenses of the Administrative Agent required to be paid or reimbursed pursuant to the Amended Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Second ARCA Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, the Amended Agreement shall not become effective, and the obligations of the Lenders to make, fund or convert Loans as provided for herein will automatically terminate, if each of the conditions set forth or referred to in this Section 6 has not been satisfied at or prior to 5:00 p.m., New York City time, on October 30, 2009 (it being understood that any such failure of the Amended Agreement to become effective will not affect any rights or obligations of any Person under the Existing ARCA).

SECTION 7. Effect of Amendment. (a) Except as expressly set forth herein or in the Amended Agreement, this Amendment and Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Amended Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing ARCA or any other provision of the Existing ARCA or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing ARCA, the Amended Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Second ARCA Effective Date, each reference in the Existing ARCA to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Agreement. This Amendment and Restatement Agreement shall constitute a “Loan Document” for all purposes of the Amended Agreement and the other Loan Documents.

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(c) The changes to the definition of “Applicable Rate” in Section 1.01 of the Amended Agreement effected pursuant to this Amendment and Restatement Agreement shall apply and be effective on and after the Second ARCA Effective Date. The definition of “Applicable Rate” in Section 1.01 of the Existing ARCA shall apply and be effective for the period ending on, but not including, the Second ARCA Effective Date.

SECTION 8. Governing Law. THIS AMENDMENT AND RESTATEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment and Restatement Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 10. Counterparts. This Amendment and Restatement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment and Restatement Agreement shall be effective as delivery of an original executed counterpart of this Amendment and Restatement Agreement.

SECTION 11. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment and Restatement Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WINDSTREAM CORPORATION

By:	/s/
Name: Jeffery R. Gardner
Title: President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and
Collateral Agent

By:	/s/
Name: Christophe Vohmann
Title: Executive Director

JPMORGAN CHASE BANK, N.A.,
as an Issuing Bank

By:	/s/
Name: Christophe Vohmann
Title: Executive Director

[REVOLVING LENDERS]

By:	[On file with Administrative Agent]
Name:
Title:

[LENDERS]

By:	[On file with Administrative Agent]
Name:
Title:

Exhibit A

Form of Second Amendment and Restatement Agreement

[Following page.]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 17, 2006

as amended and restated as of

October [    ]1, 2009

among

WINDSTREAM CORPORATION

(formerly known as ALLTEL HOLDING CORP.),

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

and

CITIBANK, N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC

as Joint Bookrunners and Lead Arrangers

[1]	Insert Second ARCA Effective Date

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SCHEDULES:

Schedule 1.01-A – Additional Facility Obligations

Schedule 1.01-B – Existing Letters of Credit

Schedule 2.01 – Commitments

Schedule 3.05 – Real Properties

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Subsidiaries

Schedule 3.13 – Insurance

Schedule 5.10 – Certain Regulated Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.06 – Sale and Leaseback Transactions

Schedule 6.09 – Transactions with Affiliates

Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of John P. Fletcher, Esq., General Counsel of the Borrower
Exhibit B-2	—	Form of Opinion of Kutak Rock LLP, special counsel for the Loan Parties
Exhibit B-3		Form of Opinion of Willkinson Barker Knauer, LLP, special regulatory counsel for the Loan Parties
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Pari Passu Intercreditor Agreement
Exhibit F	—	Form of Extension Agreement
Exhibit G		Form of Conversion Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 17, 2006 and amended and restated as of October [    ]2, 2009, among WINDSTREAM CORPORATION (formerly known as ALLTEL HOLDING CORP.), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and CITIBANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Borrower, the Lenders and the Administrative Agent are party to the Original Credit Agreement, which has been amended and restated in the form of the Existing ARCA (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof). Pursuant to the Amendment and Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Existing ARCA is being further amended and restated in the form of this Amended Agreement.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2006 Equity Incentive Plan” means Windstream Corporation’s 2006 Equity Incentive Plan, attached as Annex G to the Registration Statement.

“2011 Commitment Fee Rate” means, for any day, a rate per annum equal to (a) if the Leverage Ratio on the most recent determination date is 2.00 to 1.0 or higher, 0.25% and (b) otherwise, 0.20%. For purposes of this definition, (x) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based on the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (y) each change in the 2011 Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the day when the Administrative Agent receives the financial statements indicating such change to but excluding the effective date of the next such change; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section

[2]	Insert Second ARCA Effective Date.

5.01(a) or 5.01(b), the 2011 Commitment Fee Rate will be that set forth in clause (a) above during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“2011 Revolving Commitment” means, with respect to each 2011 Revolving Lender, the commitment of such 2011 Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each 2011 Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “2011 Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its 2011 Revolving Commitment, as applicable.

“2011 Revolving Credit Exposure” means, with respect to any 2011 Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s 2011 Revolving Loans and its LC Exposure at such time.

“2011 Revolving Lender” means a Lender with a 2011 Revolving Commitment or, if the 2011 Revolving Commitments have terminated or expired, a Lender with a 2011 Revolving Credit Exposure.

“2011 Revolving Loan” means a Loan made by a 2011 Revolving Lender pursuant to its 2011 Revolving Commitment.

“2013 Commitment Fee Rate” means, for any day, a rate per annum equal to (a) if the Leverage Ratio on the most recent determination date is 2.00 to 1.0 or higher, 0.50% and (b) otherwise, 0.40%. For purposes of this definition, (x) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based on the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (y) each change in the 2013 Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the day when the Administrative Agent receives the financial statements indicating such change to but excluding the effective date of the next such change; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a) or 5.01(b), the 2013 Commitment Fee Rate will be that set forth in clause (a) above during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“2013 Notes” means the 8 1/8% senior unsecured notes due 2013 of the Borrower issued under Rule 144A under the Securities Act on or prior to the Effective Date in an aggregate principal amount of $800,000,000.

“2013 Revolving Commitment” means, with respect to each 2013 Revolving Lender, the commitment of such 2013 Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each 2013 Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “2013 Revolving Commitment”, in the Assignment and Assumption pursuant to which such Lender shall have assumed its 2013 Revolving Commitment, or, in the case of any 2011 Revolving Lender that has extended its 2011 Revolving Commitment to the Revolving Maturity Date applicable to 2013 Revolving Loans pursuant to Section 2.07(d), in the applicable Extension Agreement.

“2013 Revolving Credit Exposure” means, with respect to any 2013 Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s 2013 Revolving Loans and its LC Exposure at such time.

“2013 Revolving Lender” means a Lender with a 2013 Revolving Commitment or, if the 2013 Revolving Commitments have terminated or expired, a Lender with a 2013 Revolving Credit Exposure.

“2013 Revolving Loan” means a Loan made by a 2013 Revolving Lender pursuant to a 2013 Revolving Commitment.

“2016 Notes” means the 8 5/8% senior unsecured notes due 2016 of the Borrower issued to Alltel on or prior to the Effective Date in an aggregate principal amount of $1,746,000,000.

“2019 Notes” means the 7% senior unsecured notes due 2019 of the Borrower issued under Rule 144A under the Securities Act in an aggregate principal amount not in excess of $500,000,000.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“AC Holdings” means Windstream Holdings of the Midwest, a Nebraska corporation (formerly known as Alltel Communications Holdings of the Midwest, Inc.).

“AC Holdings Bonds” means the 6 3/4% Notes due 2028 issued by AC Holdings in an aggregate principal amount not to exceed $100,000,000.

“AC Holdings Indenture” means the Indenture dated as of February 23, 1998 under which the AC Holdings Bonds were issued.

“Acquisition” means any purchase or acquisition by any Wireline Company in a single transaction or a series of transactions individually or, together with its Affiliates, of (a) any Equity Interests in another Person which are sufficient to permit such Wireline Company and its Affiliates to Control such other Person or (b) all or substantially all of the assets of, or assets comprising a division, unit or line of business of, another Person, whether or not involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Lead Arrangers.

“Agreement”, when used with reference to this Agreement, means the Amended Agreement, as it may be further amended from time to time.

“Alltel” means Alltel Corporation, a Delaware corporation.

“Alltel Georgia” means Windstream Georgia Communications Corp., a Georgia corporation (formerly known as Alltel Georgia Communications Corp.).

“Alltel Georgia Bonds” means the 6 1/2% Debentures due 2013 issued by Alltel Georgia in an aggregate principal amount of $80,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted LIBO Rate, respectively.

“Amended Agreement” means this Second Amended and Restated Credit Agreement dated as of October [    ]3, 2009.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of October 8, 2009 among the parties hereto.

“Amendment Effective Date” means February 27, 2007.

“Applicable Rate” means, for any day, the following percentages per annum:

Class	Eurodollar Loans	ABR Loans
2011 Revolving Loans	1.25%	0.25%
2013 Revolving Loans	2.25%	1.25%
Tranche A Term Loan	1.25%	0.25%
Tranche A-2 Term Loan	2.25%	1.25%
Tranche B-1 Term Loan	1.50%	0.50%
Tranche B-2 Term Loan	2.75%	1.75%
Incremental Loan	Rate specified in the Incremental Facility Amendment

“Approved Fund” has the meaning assigned to such term in Section 9.04.

[3]	Insert Second ARCA Effective Date

“Asset Disposition” means (a) any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any assets of any Wireline Company pursuant to Section 6.05(b)(ii), (h), (k) or (n), (b) the issuance by any Subsidiary of any Equity Interest, or (c) the receipt by any Subsidiary of any capital contribution, other than (x) any such issuance of an Equity Interest to, or the receipt of any such capital contribution from, another Wireline Company and (y) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law; provided that any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25,000,000 shall not be deemed to be an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Bonds” means the AC Holdings Bonds, the Alltel Georgia Bonds and the Assumed Valor Bonds.

“Assumed Valor Bonds” means the Valor Bonds.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means, on any date of determination, an amount (which may be a negative amount) equal to the sum of the following in respect of the Wireline Companies on a consolidated basis for the period commencing on the first day of the first Fiscal Quarter commencing after the Effective Date and ending on the last day of the most recent Fiscal Quarter for which a certificate shall have been delivered to the Administrative Agent pursuant to Section 5.01(c) (and which the Administrative Agent shall have had an opportunity to review for not less than five Business Days):

(a) Consolidated Adjusted EBITDA for such period; plus

(b) to the extent not included in calculating such Consolidated Adjusted EBITDA, any extraordinary or non-recurring cash gain during such period, other than any such gain resulting from any sale, transfer or other disposition of assets; minus

(c) without duplication and to the extent included in determining such Consolidated Adjusted EBITDA, the sum of (i) Consolidated Cash Interest Expense for such period, except to the extent constituting Restricted Payments; (ii) all taxes of the Wireline Companies paid in cash during such period; and (iii) any extraordinary or nonrecurring loss, expense or charge paid in cash during such period; provided that amounts shall be included in this clause (c) for any period only to the extent not duplicative of any cost or expense which was (x) included in determining Consolidated Adjusted Net Income for such period and (y) not been added back to such Consolidated Adjusted Net Income in determining Consolidated Adjusted EBITDA for such period.

“Available Distributable Cash” means, on any date of determination, an amount (which may be a negative amount) equal to the sum of:

(a) Available Cash as of such date of determination; minus

(b) without duplication, the sum of the following amounts, in each case for the period commencing on the Effective Date and ending on such date of determination:

(i) the aggregate amount of Restricted Payments made by the Wireline Companies during such period, other than any such Restricted Payments (A) made to another Wireline Company, (B) paid from Available Equity Proceeds, (C) made as a part of the Transactions, (D) permitted under clause (ii), (ix) or (xii) of Section 6.08(a) or (E) permitted under clause (x) of Section 6.08(a) to the extent not exceeding the amount of cash and Cash Equivalents owned by Valor immediately prior to, and by the Borrower immediately after giving effect to, the Merger;

(ii) the aggregate amount of Investments, determined net (without duplication of any other netting) of the aggregate amount of cash proceeds received by the Wireline Companies from any subsequent sale or repayment thereof, made by the Wireline Companies during such period, other than any such Investments (A) in connection with a Permitted Acquisition, but only to the extent made or funded with (i) Equity Interests of the Borrower, (ii) the proceeds of Permitted Additional Debt, (iii) the proceeds of Permitted Pari Passu Indebtedness, (iv) the proceeds of Revolving Loans but only to the extent such Revolving Loans have been refinanced within 60 days with Permitted Additional Debt, Incremental Loans consisting of term loans, Permitted Pari Passu Indebtedness or Available Equity Proceeds or (v) Incremental Loans consisting of term loans, (B) in connection with a Permitted Asset Exchange, but only to the extent the consideration paid by the Wireline Companies consists of assets or properties (other than cash) or cash consideration funded with the proceeds of Permitted Additional Debt, (C) in any Collateral Support

Party (except, in the case of any Investment by a Loan Party in a Collateral Support Party that is not a Loan Party, to the extent that the distribution or repayment to such Loan Party of such Investment is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Collateral Support Party or its equity holders), (D) funded from Available Equity Proceeds, (E) permitted under clause (a), (b), (g), (h), (j), (k), (l), (m), (n) (but only to the extent such Investment is reflected in and duplicative of all or a portion of a Permitted Acquisition), (o), (p) or (q) of Section 6.04 or (F) in connection with the acquisition of CT Communications, Inc., and its subsidiaries;

(iii) the aggregate amount of payments made by the Wireline Companies to repay, prepay, redeem, defease or acquire for value at or prior to stated maturity, or to refund, refinance or exchange, any Indebtedness (other than (A) Revolving Loans hereunder, (B) any of the Refinancings, or (C) any Indebtedness incurred pursuant to Section 6.01(a)(v) unless such Indebtedness is a Distribution Advance) or make any other scheduled, mandatory or voluntary payment of any such Indebtedness, other than any such payments funded from (1) Available Equity Proceeds, (2) the proceeds of Permitted Additional Debt or (3) the proceeds of Permitted Refinancing Indebtedness; and

(iv) the aggregate amount of Capital Expenditures made during such period, other than Capital Expenditures financed with (1) Available Equity Proceeds, (2) Reinvestment Funds or (3) the proceeds of a Debt Issuance (other than proceeds of Revolving Loans).

“Available Equity Proceeds” means, on any date of determination, an amount equal to the sum of the following amounts, in each case for the period commencing on the Effective Date and ending on such date of determination:

(a) the aggregate amount of Net Proceeds of any Equity Issuances (excluding Equity Issuances of Disqualified Stock but including Equity Issuances pursuant to the conversion or exchange of Indebtedness or Disqualified Stock) during such period; minus

(b) the aggregate amount of such Net Proceeds of Equity Issuances which have been applied prior to such date of determination to fund any of the following payments, without duplication:

(i) all or a portion of the consideration payable by the Wireline Companies in connection with a Permitted Acquisition;

(ii) Capital Expenditures;

(iii) any other Investments, determined net (without duplication of any other netting) of the aggregate amount of cash proceeds received by the Wireline Companies from any subsequent sale or repayment thereof, made by the Wireline Companies (other than (A) Investments in any Collateral Support Party (except, in the case of any Investment by a Loan Party in a Collateral Support Party that is not a Loan Party, to the extent that the distribution or repayment to such Loan Party of such Investment is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Collateral Support Party or its equity holders); and (B) Investments permitted under clause (b), (h), (j), (k), (o), (n) (but only to the extent such Investment is reflected in and duplicative of all or a portion of a Permitted Acquisition) or (q) of Section 6.04);

(iv) Restricted Payments made by the Wireline Companies (other than Restricted Payments to any Wireline Company); provided that any such Restricted Payment by a Wireline Company to any other Person (other than another Wireline Company) which is made with the proceeds of a substantially contemporaneous Restricted Payment from another Wireline Company shall be deemed to be a single Restricted Payment for these purposes; and

(v) any payments made by the Wireline Companies to repay, prepay, redeem, defease or acquire for value at or prior to stated maturity, or to refund, refinance or exchange any Indebtedness (other than (i) Revolving Loans hereunder or (ii) any Indebtedness incurred pursuant to Section 6.01(a)(v), unless such Indebtedness is a Distribution Advance) or make any other scheduled, mandatory or voluntary payment of any such Indebtedness.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Windstream Corporation, a Delaware corporation, together with its successors (as successor to ALLTEL Holding Corp., a Delaware corporation, pursuant to the Merger, and previously known as Valor).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Wireline Companies that are (or should be) set forth in a consolidated statement of cash flows of the Wireline Companies for such period prepared in accordance with GAAP and (b) any Capital Lease Obligations incurred by the Wireline Companies during such period in connection with any such capital expenditures, but excluding (i) the Merger and Permitted Acquisitions, or (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment but only to the extent such purchase price does not exceed the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” has the meaning specified in Section 8 of the Security Agreement.

“Cash Consideration” means the consideration received by the Wireline Companies for any Asset Disposition that is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Borrower’s most recent balance sheet) of the Wireline Companies (other than contingent liabilities, Restricted Indebtedness and liabilities to the extent owed to any Wireline Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the applicable Wireline Companies from further liability therefor;

(b) any securities, notes or other obligations received by the Wireline Companies from such transferee that are converted by the Wireline Companies into Cash Equivalents or Replacement Assets within 180 days of the receipt thereof (to the extent of the Cash Equivalents or Replacement Assets received in that conversion); and

(c) any Designated Noncash Consideration received by the Wireline Companies in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 1.5% of Total Assets at such time and (y) $100,000,000 (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

“Cash Equivalents” means:

(a) dollars and foreign currency received in the ordinary course of business or exchanged into dollars within 180 days;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender Party or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Management Agreements” means all agreements between the Borrower and any Lender or any Affiliate of a Lender (determined at the time such agreement is designated as a Cash Management Agreement pursuant to Section 20 of the Security Agreement) in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any casualty or other insured damage to any property of any Wireline Company with a fair market value immediately prior to such event of at least $10,000,000, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, Issuing Bank or Participant (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower;

(b) the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors;

(c) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into any Wireline Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Borrower outstanding immediately prior to such transaction continues as, or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(d) the occurrence of any “Change in Control” (or similar event, however denominated) under any indenture or other agreement in respect of Material Indebtedness, except for a “Change of Control” under the Valor Indenture resulting from the Merger.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 2011 Revolving Loans, 2013 Revolving Loans, Tranche A Term Loans, Tranche A-2 Term Loans, Tranche B-1 Term Loans or Tranche B-2 Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a 2011 Revolving Commitment, 2013 Revolving Commitment, Tranche A Commitment, Tranche A-2 Commitment, Tranche B-1 Commitment or Tranche B-2 Commitment and (c) when used in reference to any Lender, refers to whether such Lender is a 2011 Revolving Lender, 2013 Revolving Lender, Tranche A Lender, Tranche A-2 Lender, Tranche B-1 Lender or Tranche B-2 Lender.

“Co-Documentation Agents” means (i) prior to the Second ARCA Effective Date, Bank of America, N.A., Citibank, N.A. and Wachovia Bank, National Association, each in its capacity as a co-documentation agent and (ii) on and after the Second ARCA Effective Date, Citigroup Global Markets Inc. and Wachovia Bank, National Association, each in its capacity as a co-documentation agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A, in its capacity as collateral agent for the Secured Parties hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Collateral and Guarantee Requirement” means at any time the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) counterparts of the Guarantee Agreement and the Security Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, supplements to the Guarantee Agreement and the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person (within the time frames required thereby);

(b) all outstanding Equity Interests in and all outstanding promissory notes issued by any Wireline Company owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary that is not a Loan Party) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests (except to the extent such Equity Interests are not represented by certificates or other instruments) and Indebtedness, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) except as otherwise provided in the Security Agreement, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by this Agreement and the Security Agreement, shall have been (or shall have made arrangements to provide for) filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents; and

(e) each Loan Party shall have taken all other action required to perfect, register and/or record the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents.

“Collateral Support Parties” means (a) the Loan Parties, (b) each other Subsidiary (i) that is not required to Guarantee the Facility Obligations pursuant to the Loan Documents (other than any Insignificant Subsidiary) and (ii) all Equity Interests in which, and all Indebtedness owing to any Loan Party of which, shall have been pledged and delivered to the Collateral Agent in accordance with the Collateral and Guarantee Requirement and (c) so long as the Termination Date (as defined in the Directories Equity Exchange Agreement) has not occurred, Directories Holdings.

“Commitment” means a Revolving Commitment, Tranche A Commitment, Tranche A-2 Commitment, Tranche B-1 Commitment or Tranche B-2 Commitment or a commitment to make Incremental Loans (as the context may require).

“Commitment Fee Rate” means, with respect to 2011 Revolving Commitments, the 2011 Commitment Fee Rate, and with respect to 2013 Revolving Commitments, the 2013 Commitment Fee Rate.

“Commitment Letter” means the Commitment Letter dated as of December 8, 2005 among Alltel, the Lead Arrangers and JPMCB and MLCC, as amended by the letter agreement among such parties dated April 12, 2006.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and written orders, policies, and decisions of the FCC and the courts’ interpretation of the foregoing.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Adjusted Net Income for such period plus, without duplication:

(a) provision for taxes based on income or profits of the Wireline Companies for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b) Interest Expense of the Wireline Companies for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Adjusted Net Income; plus

(c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Wireline Companies for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Adjusted Net Income; plus

(d) the amount of any minority interest expense deducted in computing such Consolidated Adjusted Net Income; plus

(e) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing such Consolidated Adjusted Net Income; plus

(f) any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Adjusted Net Income; minus

(g) non-cash items increasing such Consolidated Adjusted Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated Adjusted EBITDA in a prior period;

in each case determined on a consolidated basis in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Adjusted Net Income to compute Consolidated Adjusted EBITDA (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Adjusted Net Income and (B) only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to the Borrower by such Subsidiary (x) without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders and (y) solely for purposes of any determination of Available Distributable Cash, without prior governmental approval (that has not been obtained) (unless and to the extent that such amount constitutes a Distribution Advance) and without direct or indirect restriction pursuant to the terms of any judgments, decrees, orders, statutes, rules and/or governmental regulations applicable to such Subsidiary and/or its any of stockholders.

“Consolidated Adjusted Net Income” means, for any period, the aggregate of the Net Income of the Wireline Companies for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to a Wireline Company during such period (and the net loss of any such Person will be included only to the extent that such loss is funded in cash by a Wireline Company during such period);

(b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not, as of such date of determination, permitted (x) directly or indirectly, by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary or its equityholders or (y) solely for purposes of any determination of Available Distributable Cash, without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of any judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, in each case except to the extent that such amount was advanced prior to such date in cash by such Subsidiary (directly or indirectly) to the Borrower in accordance with Section 6.01(a)(v) (any such advance, except to the extent it has been repaid, prepaid, redeemed, acquired or otherwise returned (directly or indirectly) to such Subsidiary, a “Distribution Advance”);

(c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; and

(d) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) Interest Expense of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (ii) any cash payments made by or on behalf of the Borrower or any Subsidiary during such period in respect of Interest Expense that were or will be amortized, accrued or otherwise recognized in a previous or future period, minus (b) the sum of (i) to the extent included in such consolidated Interest Expense for such period, any non-cash amounts amortized, accrued or otherwise recognized in such period, and (ii) cash interest income actually received by the Borrower or any Subsidiary (determined on a consolidated basis) in such period.

“Consolidated Debt” means, as of any date, the principal amount of Indebtedness of the Wireline Companies outstanding as of such date, determined on a consolidated basis; provided that, for purposes of this definition, the term “Indebtedness” will not include (i) contingent obligations of any Wireline Company as an account party or applicant in respect of any letter of credit or letter of guaranty, unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness of a Person other than a Wireline Company, (ii) any obligation constituting Indebtedness pursuant to clause (j) of the definition thereof, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment permitted pursuant to Section 6.01(a)(xvi) and (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who:

(a) was a member of such board of directors on the Effective Date; or

(b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contributed Subsidiaries” means the subsidiaries of Alltel that, after giving effect to the Preliminary Restructuring, own any assets, liabilities or operations of Alltel’s wireline telecommunications business.

“Contribution” means the contribution by Alltel to the Borrower, directly or indirectly, of all of the issued and outstanding capital stock or other Equity Interests in the Contributed Subsidiaries in exchange for all of the issued and outstanding shares of common stock of the Borrower, the 2016 Notes and the Special Dividend.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Agreement” means an agreement substantially in the form of Exhibit G.

“Debt Exchange” means the exchange for its outstanding debt securities or other transfer to its creditors of the 2016 Notes by Alltel.

“Debt Issuance” means the issuance or other incurrence by any Wireline Company of any Indebtedness for borrowed money.

“Debt Offering” means the private placement of the 2019 Notes.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default under Article 7.

“Defaulting Lender” has the meaning assigned to such term in Section 2.18(b).

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Wireline Companies in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Directories Holdings” means Windstream Regatta Holdings, Inc., a Delaware corporation.

“Directories Debt Exchange” means the exchange, if any, by Borrower of the Directories Notes for Term Loans in an aggregate principal amount not exceeding $220,000,000 pursuant to an exchange agreement among the Borrower and the Lenders exchanging such Term Loans in form and substance reasonably satisfactory to the Administrative Agent.

“Directories Equity Exchange” means the exchange by the Borrower of all of the issued and outstanding capital stock of Directories Holdings for all of the common stock of the Borrower held by affiliates of WCAS pursuant to the Directories Equity Exchange Agreement.

“Directories Equity Exchange Agreement” means the Share Exchange Agreement dated as of December 12, 2006 and amended as of February 12, 2007 among the Borrower and the affiliates of WCAS named therein and any further amendments to such agreement, to the extent permitted by Section 6.11.

“Directories Notes” means unsecured senior subordinated notes or other debt obligations issued by Directories Holdings in an aggregate principal amount of approximately $220,000,000 and otherwise constituting Permitted Additional Debt.

“Directories Transaction Documents” means the Directories Equity Exchange Agreement, each exhibit to the Directories Equity Exchange Agreement as executed by the parties thereto, the Directories Notes and each other agreement, indenture or other instrument governing the Directories Notes, the Directories Debt Exchange (if any) and/or the Directories Equity Exchange and any amendments to such agreements, to the extent permitted by Section 6.11.

“Directories Transactions” means the split-off of the Borrower’s directories publishing business to entities affiliated with WCAS pursuant to the Directories Equity Exchange and the Directories Debt Exchange and such other transactions contemplated by the Directories Transaction Documents.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the Tranche B-2 Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Incremental Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require a Wireline Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Wireline Companies may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the Tranche B-2 Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Incremental Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated.

“Distribution” means the distribution by Alltel to its shareholders of all of the common stock of the Borrower.

“Distribution Advance” has the meaning set forth in clause (b) of the definition of “Consolidated Adjusted Net Income”.

“Distribution Agreement” means the Distribution Agreement dated as of December 8, 2005 between Alltel and the Borrower, as filed with the SEC as Annex B to the Registration Statement.

“Dividend Suspension Period” means any period (a) commencing on any day on which consolidated financial statements are delivered pursuant to Section 5.01(a) or 5.01(b) (or, if applicable, the last day of the most recently completed

Dividend Suspension Period) if the Leverage Ratio as of the last day of the then most recently completed Fiscal Quarter covered thereby is greater than 4.50 to 1.0 and (b) ending on the first day thereafter on which a Financial Officer delivers consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) and a certificate pursuant to Section 5.01(c), all demonstrating that the Leverage Ratio was equal to or less than 4.50 to 1.0 as of the last day of the then most recently completed Fiscal Quarter covered thereby.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Earn-out Obligation” means any contingent consideration based on the future operating performance of an acquired entity or assets, or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition (including pursuant to a merger or consolidation) based on criteria set forth in the documentation governing or relating to such acquisition.

“Effective Date” means July 17, 2006.

“Engagement Letter” means the Amendment Engagement Letter dated as of September 29, 2009 among the Borrower, J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force or effect of law and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any pollutant, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Wireline Company directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“Equity Issuance” means any issuance by the Borrower of any of its Equity Interests to any Person (other than another Wireline Company) or receipt by any Wireline Company of a capital contribution from any Person (other than another Wireline Company), including the issuance of Equity Interests pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder.

“Exchanged Term Loan Mandatory Prepayments” has the meaning set forth in Section 2.09(f).

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank, any Participant or any other recipient of any payment to be made by or with respect to any obligation of the Borrower hereunder (each, a “Recipient”), (a) income or franchise taxes imposed on (or measured by) its net income by any jurisdiction, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Recipient (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that (i) is imposed by a Governmental Authority in the United States on amounts payable to such Foreign Recipient at the time such Foreign Recipient becomes a party to this Agreement (or designates a new Lending Affiliate or lending office) or, in the case of a Participant, at the time the Participant purchases the relevant participation, except to the extent that such Foreign Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Recipient’s failure to comply with Section 2.16(e).

“Existing ARCA” means the Amended and Restated Credit Agreement dated as of February 27, 2007 among Windstream Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and Bank of America, N.A., Citibank, N.A., and Wachovia Bank, National Association, as co-documentation agents, as amended and as in effect from time to time before the Second ARCA Effective Date.

“Existing Letters of Credit” means the letters of credit previously issued pursuant to the Valor 2005 Credit Facility which were (i) outstanding on the Effective Date and (ii) listed on Schedule 1.01-B.

“Extension Agreement” means an agreement substantially in the form of Exhibit F.

“Extension Request” means a request by the Borrower pursuant to Section 2.07(d) to extend the Revolving Maturity Date applicable to 2011 Revolving Loans to the Revolving Maturity Date applicable to the 2013 Revolving Loans.

“Facilities” means the credit facilities provided to the Loan Parties under the Loan Documents.

“Facility Guarantee” has the meaning specified in Section 1(b) of the Guarantee Agreement.

“Facility Obligations” means (i) all principal of all Loans and LC Reimbursement Obligations outstanding from time to time under this Agreement, all interest (including Post-Petition Interest) on such Loans and LC Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower to the Lenders pursuant to the Loan Documents, (ii) all obligations of the Borrower under the Cash Management Agreements and Swap Agreements listed on Schedule 1.01-A and all interest (including Post-Petition Interest) thereon and (iii) all obligations (if any) designated by the Borrower as additional Facility Obligations pursuant to Section 20 of the Security Agreement.

“Fair Market Value” means a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a Financial Officer of the Borrower, whose determination, unless otherwise specified below, will be conclusive if evidenced by an officer’s certificate. Notwithstanding the foregoing, a Financial Officer’s determination of Fair Market Value must be evidenced by a certificate of a Financial Officer delivered to the Administrative Agent if the Fair Market Value exceeds $25,000,000.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Fee Letter dated as of December 8, 2005 among Alltel, the Lead Arrangers and JPMCB and MLCC and (b) the Fee Letter dated as of July 17, 2006 between the Borrower and the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Recipient” has the meaning assigned to such term in Section 2.16(e).

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Loan Party is a partner or as a branch of any Loan Party for United States income tax purposes.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the FCC and any PUC, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement between the Subsidiaries party thereto and the Collateral Agent, substantially in the form of Exhibit C.

“Guarantors” means each Person listed on the signature pages of the Guarantee Agreement under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a Guarantor pursuant to Section 5.10, until such time as released from their obligations under the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their harmful, dangerous or deleterious properties or characteristics.

“Incremental Facility Amendment” has the meaning specified in Section 2.01(g)(iii).

“Incremental Lender” has the meaning specified in Section 2.01(g)(iii).

“Incremental Loan” has the meaning specified in Section 2.01(g)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued obligations or trade payables, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Attributable Debt of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations of such Person under any Swap Agreements, and (k) all obligations of such Person to redeem, repay or otherwise repurchase any Disqualified Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person pursuant to clause (e) of this definition shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby at the date of determination of the amount of such Indebtedness. The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means Taxes imposed by any Governmental Authority of or in the United States or any other jurisdiction from which or through which payments are made under the Loan Documents, other than Excluded Taxes.

“Information Memorandum” means, collectively, the Confidential Information Memorandum dated June 2006 relating to the Wireline Companies and the Transactions. and the Confidential Executive Summary for Public Investors dated February 2007 relating to the Borrower and the Directories Transactions.

“Insignificant Subsidiary” means any Subsidiary of the Borrower that has total assets of not more than $5,000,000 and that is designated by the

Borrower as an “Insignificant Subsidiary,” provided that the total assets of all Subsidiaries that are so designated, as reflected on the Borrower’s most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $25,000,000.

“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on Pro Forma Basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Agreements, but excluding the amortization or write-off of debt issuance costs; plus

(b) the consolidated interest of such Person and its subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its subsidiaries or secured by a Lien on assets of such Person or one of its subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a subsidiary of such Person, in each case determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the initial Interest Period with respect to the Tranche B-1 Term Loans made on the Amendment Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning set forth in Section 6.04.

“Issuing Bank” means, as the context may require, JPMorgan Chase Bank, N.A., or, at any time and from time to time, up to three other Revolving Lenders that are designated in writing by the Borrower, are reasonably acceptable to the Administrative Agent, and that agree to issue one or more Letters of Credit hereunder and to report in writing to the Administrative Agent all activity with respect to such Letters of Credit in a manner reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i); provided that with respect to the Existing Letters of Credit, the Revolving Lender which issued the same shall be an Issuing Bank with respect thereto. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Knowledge” means the actual knowledge of a Responsible Officer.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Reimbursement Obligations at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the Issuing Bank pursuant to Section 2.04(e).

“Lead Arranger” means (i) prior to the Second ARCA Effective Date, J.P. Morgan Securities Inc., in its capacity as sole lead arranger and bookrunner and (ii) on and after the Second ARCA Effective Date, J.P. Morgan Securities Inc. and Banc of America Securities LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Lender Parties” means the Lenders, the Issuing Banks and the Agents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).

“Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on a Pro Forma Basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Engagement Letter, any Incremental Facility Amendment and the Security Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the Wireline Companies taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Wireline Companies in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Wireline Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Wireline Company would be required to pay if such Swap Agreement were terminated at such time.

“Merged Person” has the meaning assigned thereto in Section 6.01(a)(ix).

“Merger” means the merger on the Effective Date of ALLTEL Holding Corp., a Delaware corporation, with and into Valor, with Valor as the surviving entity, followed immediately by the merger of the Windstream Corporation, a Delaware corporation, with and into Valor, with Valor as the surviving entity (and subsequently renamed “Windstream Corporation”).

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 8, 2005 among Alltel, the Borrower and Valor, as filed with the SEC as Annex A to the Registration Statement, as amended on May 18, 2006.

“MLCC” means Merrill Lynch Capital Corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of such Person or any of its subsidiaries; or (ii) the disposition of any securities by such Person or any of its subsidiaries or the extinguishment of any Indebtedness of such Person or any of its subsidiaries; and

(b) any extraordinary or non-recurring gain, loss, expense or charge (including any one-time expenses related to the Transactions), together with any related provision for taxes; provided that non-recurring cash charges other than related to the Transactions shall not exceed $25,000,000 in any period of four consecutive Fiscal Quarters.

“Net Proceeds” means the aggregate cash proceeds (including (x) payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) and (y) any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition or Casualty Event) received by the Borrower or any of its Subsidiaries in respect of any Asset Disposition or Casualty Event, net of (1) the direct costs relating to such Asset Disposition or Casualty Event and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) Taxes paid or payable as a result thereof, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Disposition or Casualty Event or required to be paid as a result of such Asset Disposition or Casualty Event, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Disposition by a Subsidiary of the Borrower, payments to holders of Equity Interests in such Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Subsidiary held by the Borrower or such Subsidiary and (6) appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve against liabilities associated with such Asset Disposition or Casualty Event, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition or Casualty Event, all as determined in accordance with GAAP; provided that (a) any excess amounts set aside for payment of Taxes pursuant to clause (2) above that are remaining after such Taxes have been paid in full or the statute of limitations therefor has expired and (b) any amounts held in reserve pursuant to clause (6), will, in each case when no longer so held, become Net Proceeds.

“New Notes” means the 2016 Notes and the 2013 Notes.

“New Notes Documents” means the indenture under which the New Notes are issued and all other instruments, agreements and other documents evidencing or governing the New Notes or providing for any Guarantee or other right in respect thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Extending 2011 Revolving Lender” has the meaning assigned thereto in Section 2.07(d).

“Optional Prepayment Premium” means 1%.

“Original Credit Agreement” means the Credit Agreement dated as of July 17, 2006 among Alltel Holding Corp., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and Bank of America, N.A., Citibank, N.A., and Wachovia Bank, National Association, as co-documentation agents, as in effect from time to time before the Amendment Effective Date.

“Other Taxes” means any and all present or future recording, stamp or documentary taxes or any other excise, transfer, sales or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit E among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Indebtedness, with such modifications thereto as the Administrative Agent may reasonably agree.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Collateral Agent and the Borrower.

“Permitted Acquisition” means any Acquisition by a Collateral Support Party; provided that:

(a) the property acquired (or the property of the Person acquired) in such Acquisition shall be used or useful in a Permitted Business;

(b) the Borrower shall be in compliance with Sections 6.14 and 6.15, determined on a Pro Forma Basis;

(d) no Default shall have occurred and be continuing or would result from such Acquisition; and

(e) if the aggregate consideration paid by the Wireline Companies for any Acquisition (including the principal amount of Indebtedness assumed by the Wireline Companies in connection therewith) exceeds $100,000,000, the Administrative Agent shall have received a certificate from a Financial Officer describing such Acquisition and certifying as to the foregoing matters and demonstrating such compliance in reasonable detail.

“Permitted Additional Debt” means unsecured Indebtedness of any Loan Party that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Tranche B-2 Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Incremental Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (c) bears interest at a market rate of interest on the date of issuance of such Indebtedness as determined by a Financial Officer in good faith.

“Permitted Asset Exchange” means a disposition of assets and property of any of the Wireline Companies in consideration for the Acquisition of assets and property of a Person engaged in the Permitted Business (other than an Affiliate of any Wireline Company); provided that:

(a) the aggregate assets and properties of the Wireline Companies which may be disposed of in all Permitted Asset Exchanges shall not relate to more than 35% of the access lines of the Wireline Companies determined at the time of any disposition;

(b) the assets and properties disposed of in any Permitted Asset Exchange, together with any cash consideration paid by the Wireline Companies, shall have a Fair Market Value substantially equivalent to the Fair Market Value of the assets and properties Acquired by the Wireline Companies in such Permitted Asset Exchange, together with any cash consideration received by the Wireline Companies;

(c) the Borrower shall comply with Section 2.10(c) with respect to any Net Proceeds received by the Wireline Companies in respect of any Permitted Asset Exchange;

(d) any cash consideration paid by the Wireline Companies in respect of any Permitted Asset Exchange (but not any other property or assets disposed of in any such transaction) shall be treated hereunder as consideration paid by the Wireline Companies for a Permitted Acquisition for purposes of determining whether a certificate is required to be delivered by the Borrower pursuant to clause (e) of the definition of such term; and

(e) if the Net Proceeds thereof exceed $100,000,000, (i) the Borrower shall be in compliance with Sections 6.14 and 6.15, determined on a Pro Forma Basis; and (ii) no Default shall have occurred and be continuing or would result therefrom.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Information Memorandum) by the Wireline Companies on the Effective Date and other businesses reasonably related thereto, including any reasonable extension or expansion thereof.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments and governmental charges not yet delinquent or which are being contested in compliance with Section 5.05;

(b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations;

(c) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, or other similar obligations, in each case in the ordinary course of business;

(d) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(e) judgment and attachment liens that do not constitute an Event of Default under clause (l) of Article 7 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which reserves have been made in accordance with GAAP;

(f) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by any Wireline Company;

(g) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense permitted by this Agreement (other than any property that is the subject of a Sale and Leaseback Transaction); and

(i) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Pari Passu Indebtedness” means secured Indebtedness in the form of one or more series of senior secured notes issued by the Borrower or any Guarantor; provided that, in each case:

(a) at the time of the incurrence of any such Indebtedness, (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (iii) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (i) and (ii) above, together with reasonably detailed calculations demonstrating compliance with clause (ii) above;

(b) such Indebtedness contains terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions;

(c) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Tranche B-2 Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Incremental Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated;

(d) the security agreements relating to such Indebtedness are substantially the same as the Security Agreement (with such differences as are reasonably satisfactory to the Administrative Agent);

(e) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral; and

(f) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted Paris Passu Indebtedness incurred by the Borrower or any Guarantor, then the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary); provided that:

(a) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the then Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than 123 days after the Tranche B-2 Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Incremental Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated and is subordinated to the Secured Obligations on terms at least as favorable, taken as a whole, to the Secured Parties as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness is unsecured;

(e) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness under the Loan Documents, the Assumed Valor Bonds or the AC Holdings Bonds, such Permitted Refinancing Indebtedness is unsecured; and

(f) such Indebtedness is incurred by either (i) by the Borrower or any Loan Party or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Post-Petition Interest” has the meaning specified in Section 1(c) of the Security Agreement.

“Preferred Stock” means, with respect to any Person, any Equity Interests in such Person that have preferential rights to any other Equity Interests in such Person with respect to dividends or redemptions upon liquidation.

“Preliminary Restructuring” means the contribution by Alltel of all of the assets, liabilities and operations of its wireline telecommunications business to its subsidiaries.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the preparation of the Pro Forma Financial Statements and the calculation of the Leverage Ratio or the Interest Coverage Ratio at any time, that such calculation shall give pro forma effect to all Permitted Acquisitions, all Permitted Asset Exchanges, all issuances, incurrences or assumptions or repayments of Indebtedness (and the application of proceeds thereof) and all sales, transfers or other dispositions of any Subsidiary, line of business or division (any of the foregoing, an “Applicable Transaction”) and to the Transactions (with any such Indebtedness being deemed to be amortized over the applicable measurement period in accordance with its terms and, if any such Indebtedness bears interest at a floating rate, assuming that such Indebtedness bears interest during any portion of such measurement period prior to the consummation of the Applicable Transaction or the Transactions at the interest rate applicable to such Indebtedness at such time), in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed transaction will constitute a Permitted Acquisition or Permitted Asset Exchange or an incurrence of Indebtedness pursuant to Section 6.01(a)(viii), Section 6.01(a)(ix) or Section 6.01(a)(xx), Permitted Pari Passu Indebtedness, Permitted Additional Debt or Incremental Loans, since the beginning of) the four consecutive Fiscal Quarter period of the Borrower most recently ended on or prior to such date as if they had occurred on the first day of such four consecutive Fiscal Quarter period (including cost savings (i) to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act, as interpreted by the Staff of the SEC, and as certified by a Financial Officer and (ii) which, in the case of the Transactions, may include additional cost savings which have otherwise been realized or for which steps necessary for realization have been taken or are reasonably expected to be taken following the Transactions as determined in good faith by a Financial Officer, provided that the net cost savings in connection with the Transactions pursuant to clauses (i) and (ii) above that may be given such effect shall not exceed $50,000,000 in the aggregate for purposes of any calculation during the first of four consecutive Fiscal Quarters after the Effective Date (or, in any case thereafter, such amount less $12,500,000 for each additional full Fiscal Quarter thereafter).

“Pro Forma Financial Statements” has the meaning set forth in Section 3.04(b).

“Proposed Change” has the meaning set forth in Section 9.02(c).

“PUC” means any state public service or public utility commission or other state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, construction or operation of any telecommunications system of any Person who owns, constructs or operates any telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Refinancings” means the repayment of all principal of, all accrued interest on, and all premiums, fees and other amounts owing in respect of (a) the 9.44% Sinking Fund Debentures due 2009, the 9.55% Sinking Fund Debentures due 2009 and the 9.14% Sinking Fund Debentures due 2011, in each case issued by Alltel New York, Inc. (formerly Midstate Telephone Corporation), (b) the 8.05% Senior Notes (Series A) due 2009 and the 8.17% Senior Notes (Series B) due 2014, in each case issued by Georgia Alltel Telecom, Inc., (c) the 9.07% Sinking Fund Debentures due 2011 issued by Alltel Pennsylvania, Inc. (formerly Mid-Penn Telephone Corporation), (d) the 8.11% Senior Notes due 2018 issued by Texas Alltel, Inc., (e) the 8.05% Senior Notes (Series A) due 2009 and the 8.17% Senior Notes (Series B) due 2014, in each case issued by The Western Reserve Telephone Company, (f) the Valor 2005 Credit Facility and (g) the termination and release of all Guarantees of and all Liens securing any of the foregoing.

“Register” has the meaning set forth in Section 9.04(b).

“Registration Statement” means Valor’s Registration Statement on Form S-4, as filed with the SEC on February 28, 2006, as amended to the Effective Date.

“Regulatory Authorization” means any Governmental Authorization of the FCC or any PUC.

“Reinvestment Funds” means any Net Proceeds of an asset disposition of, or casualty event with respect to, non-current assets that are not otherwise required to be applied to prepay Loans pursuant to Section 2.10(c) or (d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Replacement Assets” means (a) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or the voting stock of any Person engaged in a Permitted Business that will become on the date of Acquisition thereof a Collateral Support Party.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time (excluding any Revolving Credit Exposures, outstanding Term Loans and unused Commitments of Defaulting Lenders).

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time (excluding any Revolving Credit Exposures and unused Revolving Commitments of Defaulting Lenders).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response Deadline” has the meaning assigned thereto in Section 2.07(d).

“Responsible Officer” means the chief executive officer, president, chief financial officer or any vice president of the Borrower or any other Financial Officer.

“Restricted Indebtedness” means the New Notes, the Assumed Bonds, any Permitted Additional Debt and any Permitted Pari Passu Indebtedness.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Wireline Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Wireline Company, or any other payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means each 2011 Revolving Commitment with respect to 2011 Revolving Lenders and each 2013 Revolving Commitment with respect to 2013 Revolving Lenders.

“Revolving Credit Exposure” means, with respect to any 2011 Revolving Lender, the 2011 Revolving Credit Exposure, and with respect to any 2013 Revolving Lender, the 2013 Revolving Credit Exposure.

“Revolving Lender” means any 2011 Revolving Lender or 2013 Revolving Lender.

“Revolving Loan” means any 2011 Revolving Loan or 2013 Revolving Loan.

“Revolving Maturity Date” means July 17, 2011 with respect to a 2011 Revolving Loan, as such date may be extended in accordance with Section 2.07(d), and July 17, 2013 with respect to a 2013 Revolving Loan.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur after such termination or expiration.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” has the meaning set forth in Section 6.06.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second ARCA Effective Date” shall have the meaning assigned thereto in the Amendment and Restatement Agreement.

“Secured Obligations” has the meaning specified in Section 1(c) of the Security Agreement.

“Secured Parties” has the meaning specified in Section 1(c) of the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit D.

“Security Documents” means the Guarantee Agreement, the Security Agreement, the Pari Passu Intercreditor Agreement (if any) and each other agreement, instrument or other document executed and delivered pursuant to Section 5.10 or 5.11 to guarantee or secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Indebtedness, the trustee, administrative agent, collateral agent,

security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Special Dividend” means a cash dividend paid by the Borrower to Alltel in an amount not exceeding $2,275,000,000.

“Special Stub Dividend” shall mean dividends declared by Valor prior to the Effective Date and paid by the Borrower thereafter in an aggregate amount not exceeding $6,000,000.

“SPV” has the meaning set forth in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal carried to the sixth decimal place), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar requirement percentages (including any marginal, special, emergency or supplemental reserves or other requirements) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subsequent Tranche A Conversion Date” means each date following the Second ARCA Effective Date on which the conversion of any Tranche A Term Loans to Tranche A-2 Term Loans pursuant to Section 2.01(h) shall become effective.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on the Effective Date, the term “Subsidiary” includes the Contributed Subsidiaries and each of Valor and its subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a Tranche A Lender, Tranche A-2 Lender, Tranche B-1 Lender or Tranche B-2 Lender.

“Term Loans” means a Tranche A Term Loan, Tranche A-2 Term Loan, Tranche B-1 Term Loan or Tranche B-2 Term Loan, or any combination thereof (as the context may require).

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with GAAP but excluding the value of any outstanding Investments made pursuant to Section 6.04(t).

“Tranche A-2 Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to convert all or a portion of its existing Tranche A Term Loan into a Tranche A-2 Term Loan hereunder on the Second ARCA Effective Date pursuant to the Amendment and Restatement Agreement. The initial amount of each Lender’s Tranche A-2 Commitment is set forth on Schedule 2.01 under the caption “Tranche A-2 Commitments.” The initial aggregate amount of the Lenders’ Tranche A-2 Commitments is $[            ]4.

“Tranche A-2 Lender” means a Lender with an outstanding Tranche A-2 Term Loan.

[4]	Insert aggregate amount of Tranche A-2 Commitments on the Second ARCA Effective Date.

“Tranche A-2 Maturity Date” means July 17, 2013.

“Tranche A-2 Term Loan” means a Loan made pursuant to Section 2.01(c) or Section 2.01(h).

“Tranche A Commitment” has the meaning assigned thereto in the Original Credit Agreement.

“Tranche A Lender” means a Lender with an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means July 17, 2011.

“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(a)(i) of the Original Credit Agreement.

“Tranche B-1 Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B-1 Term Loan on the Amendment Effective Date, expressed as an amount representing the maximum aggregate amount of such Tranche B-1 Term Loan. The initial amount of each Lender’s Tranche B-1 Commitment is set forth on Schedule 2.01 to the Existing ARCA. The initial aggregate amount of the Lenders’ Tranche B-1 Commitments is $1,400,000,000.

“Tranche B-1 Lender” means a Lender with an outstanding Tranche B-1 Term Loan.

“Tranche B-1 Maturity Date” means July 17, 2013.

“Tranche B -1 Term Loan” means a Loan made pursuant to Section 2.01(b) of the Existing ARCA.

“Tranche B-2 Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to convert all or a portion of its existing Tranche B-1 Term Loan into a Tranche B-2 Term Loan hereunder on the Second ARCA Effective Date pursuant to the Amendment and Restatement Agreement. The initial amount of each Lender’s Tranche B-2 Commitment is set forth on Schedule 2.01 under the caption “Tranche B-2 Commitments.” The initial aggregate amount of the Lenders’ Tranche B-2 Commitments is $[            ]5.

“Tranche B-2 Lender” means a Lender with an outstanding Tranche B-2 Term Loan.

[5]	Insert aggregate amount of Tranche B-2 Commitments on the Second ARCA Effective Date.

“Tranche B-2 Maturity Date” means December 17, 2015.

“Tranche B-2 Term Loan” means a Loan made pursuant to Section 2.01(e).

“Tranche B Term Loan” means a Loan made pursuant to Section 2.01(a)(ii) of the Original Credit Agreement.

“Transactions” means (a) the Preliminary Restructuring, (b) the Contribution (including the payment of the Special Dividend and the issuance of the 2016 Notes), (c) the execution, delivery and performance by each Loan Party of the Loan Documents and the funding of the Loans, the use of proceeds thereof and the issuance of Letters of Credit thereunder, (d) the issuance and sale of the 2013 Notes, (e) the Distribution, (f) the Merger, (g) the Refinancings, (h) the Debt Exchange and the resale of the 2016 Notes, and (i) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Documents” means (a) the Merger Agreement, the Distribution Agreement, and the other “Transaction Agreements” referred to in the Merger Agreement and the Distribution Agreement, (b) the New Notes Documents, (c) the Loan Documents, and (d) the indentures and agreements under which any of the Assumed Bonds were issued and all other instruments, agreements and other documents evidencing or governing any of the Assumed Bonds or providing for any Guarantee or other right in respect thereof.

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” means the United States of America.

“Valor” means Valor Communications Group, Inc., a Delaware corporation.

“Valor 2005 Credit Facility” means the Amended and Restated Credit Agreement dated as of February 14, 2005 among Valor Telecommunications Enterprises, LLC, as borrower, Valor and certain of its domestic subsidiaries, as guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, National Association), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, CIBC World

Markets Corp. and Wachovia Bank, N.A., as Documentation Agents, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Sole and Exclusive Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole and Exclusive Book Managers, as amended by Amendment No. 1 dated as of August 9, 2005 and as further amended prior to the Effective Date.

“Valor Bonds” means the 7- 3/4% Senior Notes due 2015 issued by Valor Telecommunications Enterprises, LLC and Valor Telecommunications Enterprises Finance Corp. in an original aggregate principal amount of $400,000,000.

“Valor Indenture” means the Indenture dated as of February 14, 2005 under which the Valor Bonds were issued.

“Voting Stock” of any Person as of any date means the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

“WCAS” means Welsh, Carson, Anderson & Stowe.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to any subsidiary of any Person (the “parent”) at any date, that securities or other ownership interests representing 100% of the Equity Interests in such subsidiary (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by the parent or one or more wholly-owned subsidiaries of the parent or by the parent and one or more wholly-owned subsidiaries of the parent.

“Wireline Companies” means the Borrower and the Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and whether real, personal or mixed and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the

Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

Section 1.05. Pro Forma Calculations. With respect to any period (i) during which any Permitted Acquisition, Permitted Asset Exchange or sale, transfer or other disposition of any Subsidiary, line of business or division occurs or (ii) as to which fewer than four full Fiscal Quarters have elapsed since the Effective Date, calculations of the Leverage Ratio and the Interest Coverage Ratio with respect to such period shall be made on a Pro Forma Basis.

ARTICLE 2

THE CREDITS

Section 2.01. Loans. (a) Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period applicable to such Revolving Lender’s Revolving Commitment in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment. All Revolving Loans will be made by all Revolving Lenders (including both 2011 Revolving Lenders and 2013 Revolving Lenders) in accordance with their Revolving Percentages until the Revolving Maturity Date with respect to the 2011 Revolving Commitments; thereafter all Revolving Loans will be made by the 2013 Revolving Lenders in accordance with their Revolving Percentages until the Revolving Maturity Date with respect to the 2013 Revolving Commitments.

(b) Tranche A Term Loans. Subject to the terms and conditions set forth herein and in the Amendment and Restatement Agreement, each Tranche A Term Loan outstanding to the Borrower on the Second ARCA Effective Date that is not converted into a Tranche A-2 Term Loan will remain outstanding as a Tranche A Term Loan.

(c) Tranche A-2 Term Loans. Subject to the terms and conditions set forth herein and in the Amendment and Restatement Agreement, each Tranche A-2 Lender has severally agreed to convert all or a portion of its existing Tranche A Term Loans into, and the Indebtedness converted by such converted Tranche A Term Loan will remain outstanding as, a Tranche A-2 Term Loan on the Second ARCA Effective Date in a principal amount equal to such Tranche A-2 Lender’s Tranche A-2 Commitment.

(d) Tranche B-1 Term Loans. Subject to the terms and conditions set forth herein and in the Amendment and Restatement Agreement, each Tranche B-1 Term Loan outstanding to the Borrower on the Second ARCA Effective Date that is not converted into a Tranche B-2 Term Loan will remain outstanding as a Tranche B-1 Term Loan.

(e) Tranche B-2 Term Loans. Subject to the terms and conditions set forth herein and in the Amendment and Restatement Agreement, each Tranche B-2 Lender has severally agreed to convert all or a portion of its existing Tranche B-1 Term Loans into, and the Indebtedness converted by such converted Tranche B-1 Term Loan will remain outstanding as, a Tranche B-2 Term Loan on the Second ARCA Effective Date in a principal amount equal to such Tranche B-2 Lender’s Tranche B-2 Commitment.

(f) Outstanding Revolving Loans and Letters of Credit. All Revolving Loans and Letters of Credit outstanding under the Existing ARCA on the Second ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.

(g) Incremental Loan Facility. (i) At any time and from time to time prior to the Tranche B-2 Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of loans (“Incremental Loans” and each such tranche, an “Incremental Facility”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to the contrary herein, the sum of (i) the aggregate principal amount of all Permitted Pari Passu Indebtedness incurred since the Second ARCA Effective Date and (ii) all commitments, loans and other extensions of credit made available under the Incremental Facilities since the Second ARCA Effective Date shall not exceed $800,000,000. Each Incremental Facility shall be in an amount that is an integral multiple of $5,000,000 and not less than $50,000,000, provided that an Incremental Facility may be in any amount less than $50,000,000 if such amount represents all the remaining availability under the Incremental Facilities pursuant to the immediately preceding sentence.

(ii) The Incremental Loans shall rank pari passu or junior in right of payment in respect of the Collateral and with the obligations in respect of the Revolving Commitments, the Tranche A Term Loans, the Tranche A-2 Term Loans, the Tranche B-1 Term Loans and the Tranche B-2 Term Loans. In addition, (A) any Incremental Facility providing for term loans shall (1) not have a final maturity date earlier than the Tranche B-1 Maturity Date or the Tranche B-2 Maturity Date, or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Tranche B-1 Term Loans or Tranche B-2 Term Loans, (2) for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Tranche B-1 Term Loans and the Tranche B-2 Term Loans and (3) otherwise have terms that are no more favorable to the lenders providing such Incremental Facility than the terms applicable to the Tranche B-1 Term Loans and the Tranche B-2 Term Loans, provided that (w) if the Applicable Rate relating to the term loans under any Incremental Facility exceeds the Applicable Rate relating to the Tranche B-1 Term Loans by more than 0.25%, the Applicable Rate relating to the Tranche B-1 Term Loans shall be adjusted to be equal to the Applicable Rate relating to such Incremental Loans, (x) if the Applicable Rate relating to the term loans under any Incremental Facility exceeds the Applicable Rate relating to the Tranche B-2 Term Loans by more than 0.25%, the Applicable Rate relating to the Tranche B-2 Term Loans shall be adjusted to be equal to the Applicable Rate relating to such Incremental Loans, (y) if as a result of any adjustments made pursuant to the preceding clauses (w) and (x) the Applicable Rate relating to the Tranche B-1 Term Loans would exceed the Applicable Rate relating to the Tranche B-2 Term Loans, the Applicable Rate relating to the Tranche B-2 Term Loans shall be increased in the amount required to eliminate such excess and (z) any determination of the Applicable Rate relating to Incremental Loans, Tranche B-1 Term Loans or Tranche B-2 Term Loans under the foregoing clause (x), (y) or (z), as applicable, shall include all upfront or similar fees or original issue discount payable to the Lenders providing such Loans) and (B) any Incremental Facility providing for revolving loans shall (1) not have a final maturity date, or a commitment availability period that ends, earlier than the latest Revolving Maturity Date then applicable and (2) be subject to other terms that are similar to the terms then available in the bank financing market to companies having a credit quality similar to the Borrower as determined by a Financial Officer in good faith.

(iii) Each notice from the Borrower pursuant to this Section 2.01(g) shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any bank, financial institution or other Person (whether or not an existing Lender or Affiliate of an existing

Lender) that elects to provide any Incremental Facility (each, an “Incremental Lender”) shall be reasonably satisfactory to the Borrower and (other than in the case of existing Lenders providing only term loans under such Incremental Facility) the Administrative Agent and the Syndication Agent; provided that no existing Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Any Incremental Facility will be effected pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Incremental Lenders providing such Incremental Facility (and no other Lenders) and the Administrative Agent. Upon the effectiveness of any Incremental Facility Amendment, each Incremental Lender shall become a “Lender” under this Agreement with respect to its obligations under such Incremental Facility, and the commitments of the Incremental Lenders in respect of such Incremental Facility shall become “Commitments” hereunder; and any Incremental Loans under such Incremental Facility shall, when made, constitute “Loans” under this Agreement. In addition, any Incremental Facility Amendment may, without the consent of any Lenders other than the Incremental Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(g) (including to provide for voting provisions applicable to the Incremental Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of an Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Incremental Lenders, be subject to the satisfaction on the date thereof (an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to “the date of such Borrowing” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of Incremental Loans will be used only for working capital and other general corporate purposes (including to finance Permitted Acquisitions or Capital Expenditures, in each case to the extent otherwise permitted hereunder).

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(h) Additional Conversions of Tranche A Term Loans. (i) At any time after the Second ARCA Effective Date, the Borrower may request that any Tranche A Lender convert all or a portion of its Tranche A Term Loans into Tranche A-2 Term Loans. Any Tranche A Lender wishing to agree to such a conversion shall deliver to the Administrative Agent a duly completed Conversion Agreement. Upon the acceptance by the Administrative Agent and the Borrower of such Conversion Agreement, the Tranche A Term Loans of such Tranche A Lender specified therein shall be converted into an equal principal amount of Tranche A-2 Term Loans.

(ii) The initial Interest Period applicable to each Tranche A-2 Term Loan resulting from the conversion of a Tranche A Term Loan pursuant to clause (i) above that is a Eurodollar Loan shall be the then-current Interest Period applicable to the Tranche A Term Loan from which it is converted with no conversion into a different Interest Period, payment or prepayment of such Tranche A Term Loan being deemed to have occurred solely due to such conversion.

(iii) On a quarterly basis, the Administrative Agent shall notify the Lenders of the aggregate amount of Tranche A Term Loans that have been converted into Tranche A-2 Term Loans pursuant to this Section 2.01(h) during the preceding quarter.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding (or, if any Incremental Loans are outstanding, 30).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to the applicable Loan would end after the Revolving Maturity Date, Tranche A Maturity Date, Tranche A-2 Maturity Date, Tranche B-1 Maturity Date or Tranche B-2 Maturity Date, as applicable.

Section 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vi) as of such date Sections 4.03(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Wireline Company so long as the Borrower and such Wireline Company are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank requested to issue such Letter of Credit, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) Existing Letters of Credit. Upon consummation of the Merger on the Effective Date and the satisfaction of the conditions in Section 4.03, in each case automatically and without further action on the part of any Person, (A) each Existing Letter of Credit will be deemed to be a Letter of Credit issued hereunder for all purposes of the Loan Documents, and (B) each Revolving Lender that has issued an Existing Letter of Credit shall be deemed to have granted to each other Revolving Lender, and each other Revolving Lender shall be deemed to have acquired from such issuer, a participation in each Existing Letter of Credit equal to such other Revolving Lender’s Revolving Percentage of (I) the aggregate amount available to be drawn under such Existing Letter of Credit and (II) the aggregate amount of any outstanding LC Reimbursement Obligations in respect thereof. With respect to each Existing Letter of Credit (x) if, prior to the Effective Date, the relevant issuer has heretofore sold a participation therein to a Revolving Lender, such issuer and Revolving Lender agree that such participation shall be automatically canceled upon consummation of the Merger on the Effective Date, and (y) if, prior to the Effective Date, the relevant issuer has heretofore sold a participation therein to any bank or financial institution that is not a Revolving Lender, such issuer shall procure the termination of such participation on or prior to the Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, e-mail or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank requested to issue such Letter of Credit) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the

Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank requested to issue such Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. Promptly upon the issuance of a Letter of Credit (or amendment, renewal, extension or termination of an outstanding Letter of Credit), the Issuing Bank shall provide notice of such issuance, amendment, renewal, extension or termination to the Administrative Agent (if different from the Issuing Bank), who shall in turn promptly provide notice of same to the Revolving Lenders.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date with respect to 2013 Revolving Loans; provided that (x) any Letter of Credit may provide for the automatic extension or renewal thereof and may be automatically renewed or extended upon notice delivered by the Borrower in accordance with the terms thereof for additional periods of a duration requested by the Borrower (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) with the consent of the applicable Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or any of the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Revolving Percentage of each LC

Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Except as provided below, the Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that (i) are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof, or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in its Cash Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations. Moneys in such account (including any earnings on amounts therein) shall be applied by the Collateral Agent to pay LC Reimbursement Obligations as they become due or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations as provided in Section 13 of the Security Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned (together with any earnings thereon) to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Requirement to Fund Letters of Credit Following Maturity of 2011 Revolving Loans. On and after the Revolving Maturity Date with respect to 2011 Revolving Loans, each 2013 Revolving Lender will be required, in accordance with such Lender’s Revolving Percentage, to fund LC Disbursements pursuant to Section 2.04(e) in respect of unreimbursed LC Disbursements arising on or after such date and/or fund participations in LC Disbursements at the request of the Administrative Agent regardless of whether any Default existed on the Revolving Maturity Date with respect to 2011 Revolving Loans, provided that the Revolving Credit Exposure of each such Revolving Lender shall not exceed such Lender’s Revolving Commitment.

Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(e) to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a

Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (or, in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, automatically), then, so long as an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing having an Interest Period longer than one month; provided that, if (x) an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing and (y) other than in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, the Required Lenders have so requested, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid prior to or at the end of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.

Section 2.07. Termination, Reduction and Extension of Commitments. (a) Unless previously terminated, (i) the 2011 Revolving Commitment shall terminate on the Revolving Maturity Date applicable to 2011 Revolving Loans, (ii) the 2013 Revolving Commitment shall terminate on the Revolving Maturity Date applicable to 2013 Revolving Loans, (iii) the Tranche A-2 Commitment shall terminate immediately after the conversion of Tranche A Term Loans into Tranche A-2 Term Loans on the Second ARCA Effective Date and (iv) the Tranche B-2 Commitment shall terminate immediately after the conversion of Tranche B-1 Term Loans into Tranche B-2 Term Loans on the Second ARCA Effective Date; provided, that the foregoing shall not release any 2011 Revolving Lender from any obligation to fund 2011 Revolving Loans or to reimburse its Revolving Percentage of LC Disbursements that was required to be performed by such 2011 Revolving Lender on or prior to the Revolving Maturity Date applicable to the 2011 Revolving Loans.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein

(including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) (i) Each 2011 Revolving Lender may elect, in its sole discretion and subject to the consent of the Borrower, to extend the Revolving Maturity Date applicable to such 2011 Revolving Lender’s 2011 Revolving Loans to the Revolving Maturity Date applicable to the 2013 Revolving Loans. Subject to receipt by the Administrative Agent of counterparts of an Extension Agreement duly completed and signed by the Administrative Agent, such 2011 Revolving Lender and the Borrower, the Revolving Maturity Date applicable to the 2011 Revolving Loans of such 2011 Revolving Lender party to such Extension Agreement shall, effective on the effective date of such Extension Agreement, be extended until the Revolving Maturity Date applicable to the 2013 Revolving Loans.

(ii) If not extended pursuant to subsection (i) of Section 2.07(d) above, the Revolving Maturity Date applicable to the 2011 Revolving Loans of any 2011 Revolving Lender may be extended to the Revolving Maturity Date applicable to 2013 Revolving Loans in the manner and subject to the conditions set forth in this subsection (ii). If the Borrower wishes to request an extension of the Revolving Maturity Date applicable to the 2011 Revolving Loans pursuant to this subsection (ii), it shall deliver an Extension Request in writing to the Administrative Agent not later than 45 days and not sooner than 180 days prior to the Revolving Maturity Date applicable to the 2011 Revolving Loans, which shall then be promptly forwarded by the Administrative Agent to each 2011 Revolving Lender. Each 2011 Revolving Lender shall use commercially reasonable efforts to respond to any such request, whether affirmatively or negatively, as it may elect in its discretion, no later than the thirtieth day after such request is made (the “Response Deadline”), provided that if a 2011 Revolving Lender fails to respond by the Response Deadline to the Extension Request, such 2011 Revolving Lender shall be deemed not to have consented to such Extension Request. If less than all 2011 Revolving Lenders respond affirmatively to such request within 30 days, then the Borrower may require each 2011 Revolving Lender that does not elect to extend the Revolving Maturity Date applicable to its 2011 Revolving Loans (a “Non-Extending 2011 Revolving Lender”) to assign pursuant to Section 9.04(b), no later than 15 days prior to the Revolving Maturity Date applicable to the 2013 Revolving Loans, its 2011 Revolving Commitment (and any outstanding 2011 Revolving Loans of such 2011 Revolving Lender related thereto) to one or more assignees which have agreed to such assignment and to extend the

Revolving Maturity Date applicable to such 2011 Revolving Loans to the Revolving Maturity Date applicable to the 2013 Revolving Loans, provided that (x) each assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) the processing and recordation fee specified in Section 9.04(b) shall be paid by the Borrower or such assignee and (z) each such Non-Extending 2011 Revolving Lender shall continue to be entitled to the rights under Section 9.03 for any period prior to the effectiveness of such assignment. Subject to receipt by the Administrative Agent of counterparts of an Extension Agreement duly completed and signed by the Administrative Agent, each 2011 Revolving Lender agreeing to so extend and the Borrower, the Revolving Maturity Date applicable to the 2011 Revolving Loans of each 2011 Revolving Lender party to such Extension Agreement shall, effective on the effective date of such Extension Agreement, be extended to the Revolving Maturity Date applicable to the 2013 Revolving Loans.

(iii) Each 2011 Revolving Lender that agrees to extend the Revolving Maturity Date applicable to its 2011 Revolving Loans to the Revolving Maturity Date applicable to 2013 Revolving Loans pursuant to clause (i) or (ii) above shall automatically be, from the effective date of such extension, deemed to be a 2013 Revolving Lender, and such Revolving Lenders’ Revolving Loans and Revolving Commitment shall, solely to the extent that such 2011 Revolving Lender has extended the Revolving Maturity Date applicable to its 2011 Revolving Loans to the Revolving Maturity Date applicable to 2013 Revolving Loans, be deemed to be 2013 Revolving Loans and a 2013 Revolving Commitment, respectively, for all purposes of this Amended Agreement.

Section 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Revolving Lender the then unpaid principal amount of such Lender’s Revolving Loans on the Revolving Maturity Date applicable to such Revolving Loans and (ii) for the account of each Term Lender the then unpaid principal amount of such Lender’s Term Loans as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that, in order for any such promissory note to be delivered on the Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Effective Date. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Any such promissory note evidencing a Term Loan prior to the Second ARCA Effective Date may be exchanged, upon the request of the relevant Lender made through the Administrative Agent and the surrender of such promissory note to the Borrower through the Administrative Agent, for promissory notes evidencing the Tranche A-1 Term Loans and/or the Tranche B-2 Term Loans, as applicable, into which such Lender’s Term Loans were converted on the Second ARCA Effective Date. Any such promissory note evidencing a Tranche A Term Loan that is converted into a Tranche A-2 Term Loan on any Subsequent Tranche A Conversion Date may be exchanged, upon the request of the relevant Lender made through the Administrative Agent and the surrender of such promissory note to the Borrower through the Administrative Agent, for promissory notes evidencing the Tranche A-2 Term Loans into which such Lender’s Tranche A Term Loans were converted on such Subsequent Tranche A Conversion Date.

Section 2.09. Scheduled Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.09(f), the Borrower shall repay Tranche A Term Loans on each date set forth below in the aggregate principal amount equal to the amount set forth opposite such date:

Date	Principal Amount
Last day of the Fiscal Quarter Ending March 31, 2011	$	[	][6]
Tranche A Maturity Date		Remaining principal amount of Tranche A Term Loans

(b) Subject to adjustment pursuant to Section 2.09(f), the Borrower shall repay Tranche B-1 Term Loans (i) on the last day of each Fiscal Quarter ending on or after December 31, 2009 and prior to the Tranche B-1 Maturity Date in an aggregate principal amount equal to $[        ]7 and (ii) on the Tranche B-1 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-1 Term Loans then outstanding.

(c) Subject to adjustment pursuant to Section 2.09(f), the Borrower shall repay Tranche A-2 Term Loans on each date set forth below in the aggregate principal amount equal to the amount set forth opposite such date:

Date	Percentage
Last day of each Fiscal Quarter ending during the period from and including September 30, 2011 to but excluding June 30, 2013	$	[	][8]
Tranche A-2 Maturity Date		Remaining principal amount of Tranche A-2 Term Loans

(d) Subject to adjustment pursuant to Section 2.09(f), the Borrower shall repay Tranche B-2 Term Loans (i) on the last day of each Fiscal Quarter ending on or after December 31, 2009 and prior to the Tranche B-2 Maturity Date in an aggregate principal amount equal to 0.25% of the initial principal amount of Tranche B-2 Term Loans and (ii) on the Tranche B-2 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-2 Term Loans then outstanding.

[6]	[Insert amount equal to $8.25 million multiplied by the percentage of aggregate principal amount of Tranche A Term Loans not extended.]
[7]

[Insert amount equal to 0.25% of the initial principal amount of Tranche B-1 Term Loans (as previously adjusted pursuant to Section 2.09(f)) multiplied by the percentage of aggregate principal amount of Tranche B-1 Term Loans not extended.]

[8]	[Insert amount equal to 2.75% of the aggregate principal amount of the Tranche A-2 Term Loans on the Second ARCA Effective Date.]

(e) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, (ii) all Tranche B-1 Term Loans shall be due and payable on the Tranche B-1 Maturity Date, (iii) all Tranche A-2 Term Loans shall be due and payable on the Tranche A-2 Maturity Date and (iv) all Tranche B-2 Term Loans shall be due and payable on the Tranche B-2 Maturity Date.

(f) (i) Any prepayment of Term Loans of any Class will be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section, in the case of mandatory prepayments, other than any mandatory prepayments required in respect of Net Proceeds received from the sale by the Borrower of Term Loans, if any, received by the Borrower pursuant to the Directories Debt Exchange (“Exchanged Term Loan Mandatory Prepayments”), in direct order of maturity, and in the case of voluntary prepayments and Exchanged Term Loan Mandatory Prepayments, ratably; provided that, notwithstanding the foregoing, any prepayment of Tranche A Term Loans made with Net Proceeds received from the sale by the Borrower of Tranche A Term Loans, if any, received by the Borrower pursuant to the Directories Debt Exchange will be applied to reduce the subsequent scheduled repayments of the Tranche A Term Loans as directed by the Borrower.

(ii) Effective on each Subsequent Tranche A Conversion Date prior to March 31, 2011, the aggregate dollar principal amount of Tranche A Term Loans that the Borrower would have otherwise been required to repay on the last day of the Fiscal Quarter ending March 31, 2011 pursuant to Section 2.09(a) (as the same may have been adjusted prior to such Subsequent Tranche A Conversion Date pursuant to Section 2.09(f)(i) and this Section 2.09(f)(ii)) (such amount, the “Otherwise Applicable Tranche A Amortization Payment Amount”) shall be reduced by an amount equal to the product of (x) the aggregate principal amount of Tranche A Term Loans converted into Tranche A-2 Term Loans on such Subsequent Tranche A Conversion Date multiplied by (y) a fraction, the numerator of which is the Otherwise Applicable Tranche A Amortization Payment Amount and the denominator of which is the aggregate principal amount of Tranche A Term Loans outstanding on such Subsequent Tranche A Conversion Date prior to giving effect to such conversion.

(iii) Effective on each Subsequent Tranche A Conversion Date, the aggregate dollar principal amount of Tranche A-2 Term Loans that the Borrower would have otherwise been required to repay on each date (other than the Tranche A-2 Maturity Date) pursuant to Section 2.09(c) (as the same may have been adjusted prior to such Subsequent Tranche A Conversion Date pursuant to Section 2.09(f)(i) and this Section 2.09(f)(iii)) (each such amount with respect to each such date, the “Otherwise Applicable Tranche A-2 Amortization Payment Amount”) shall be increased by an amount equal to the product of (x) the aggregate principal amount of Tranche A Term Loans converted into Tranche A-2

Term Loans on such Subsequent Tranche A Conversion Date multiplied by (y) a fraction, the numerator of which is the Otherwise Applicable Tranche A-2 Amortization Payment Amount and the denominator of which is the aggregate principal amount of Tranche A-2 Term Loans outstanding on such Subsequent Tranche A Conversion Date prior to giving effect to such conversion.

For the avoidance of doubt, it is the intention of the parties that the operation of the preceding clauses (ii) and (iii) of this Section 2.09(f) result in such adjustments to the scheduled amortization payments in respect of Tranche A Term Loans and Tranche A-2 Term Loans as are necessary to ensure that (A) conversions of Tranche A Term Loans into Tranche A-2 Term Loans (“New Tranche A-2 Term Loans”) pursuant to Section 2.01(h) do not result in any change to the scheduled amortization with respect to (x) those Tranche A Term Loans not so converted or (y) those Tranche A-2 Term Loans outstanding prior to any such conversion and (B) the scheduled amortization payments applicable to New Tranche A-2 Term Loans (as a percentage of the principal amount thereof) are equal to the scheduled amortization payments applicable to all other Tranche A-2 Term Loans.

(g) Before repaying any Term Loans of any Class pursuant to this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each such repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and shall be accompanied by accrued interest on the amount repaid; provided that notwithstanding the foregoing, the Borrower may (i) exchange Directories Notes for Term Loans on a non pro rata basis pursuant to the Directories Debt Exchange, and to the extent the Borrower assigns any such Term Loans received pursuant to the Directories Debt Exchange to any Person other than an Affiliate of the Borrower, the Borrower may prepay such Term Loans without prepaying any other Term Loans, (ii) use the proceeds from the Debt Offering to prepay Tranche B Term Loans without allocating such prepayment among the Tranche A Term Loans and Tranche B Term Loans on a pro rata basis, (iii) use the cash proceeds from the Directories Transactions to prepay Term Loans without allocating such prepayment among each Class of Term Loans on a pro rata basis and (iv) use the proceeds of the Tranche B-1 Term Loans to prepay Tranche B Term Loans without allocating such proceeds among the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis.

Section 2.10. Optional and Mandatory Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to Section 2.15 and the requirements of this Section.

(b) LC Exposure Exceeds 2013 Revolving Commitment. If for any reason at any time during the five Business Day period immediately preceding the Revolving Maturity Date for the 2011 Revolving Commitments, the 2011 Revolving Lenders’ Revolving Percentage of the Revolving Credit Exposure attributable to LC Exposure exceeds the amount of the 2013 Revolving Commitments minus the 2013 Revolving Lenders’ Revolving Percentage of the aggregate Revolving Credit Exposure at such time, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Loans and/or cash collateralize the LC Reimbursement Obligations in an aggregate amount necessary to eliminate such excess. If for any reason at any time after the Revolving Maturity Date for the 2011 Revolving Commitments the Revolving Credit Exposure exceeds the amount of the 2013 Revolving Commitments minus the 2013 Revolving Lenders’ Revolving Percentage of the aggregate Revolving Credit Exposure, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Loans and/or cash collateralize the LC Reimbursement Obligations in an aggregate amount necessary to eliminate such excess.

(c) Asset Dispositions. Within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Asset Disposition, the Borrower shall (subject to Section 2.10(j)) prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (i) the Wireline Companies intend to apply the Net Proceeds from such Asset Disposition (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire Replacement Assets, (ii) the property acquired in connection therewith will be included in the Collateral at least to the extent that the property disposed of was included therein or shall be property of a Collateral Support Party and (iii) no Event of Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied (or committed to be applied, except to the extent such Net Proceeds are not so applied within 365 days after such commitment) by the end of such 365-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied or committed to be so applied.

(d) Casualty Events. Within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Casualty Event, the Borrower shall (subject to Section 2.10(j)) prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (i) the Wireline Companies intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to repair, restore or replace the property with respect to which such Net Proceeds were received or to acquire Replacement Assets, and (ii) any property acquired in connection with such application (whether as replacement property or Replacement Assets) will be included in the Collateral at least to the extent that the property to be replaced was included therein or shall be property of a Collateral Support Party, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied (or committed to be applied, except to the extent such Net Proceeds are not so applied within 365 days after such commitment) by the end of such 365-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied or committed to be so applied.

(e) Allocation of Prepayments, Right to Decline Tranche B-1 and Tranche B-2 Mandatory Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, provided that notwithstanding the foregoing, the Borrower may (i) exchange Directories Notes for Term Loans on a non pro rata basis pursuant to the Directories Debt Exchange, and to the extent the Borrower assigns any such Term Loans received pursuant to the Directories Debt Exchange to any Person other than an Affiliate of the Borrower, the Borrower may prepay such Term Loans without prepaying any other Term Loans, (ii) use the proceeds from the Debt Offering to prepay Tranche B Term Loans without allocating such prepayment among the Tranche A Term Loans and Tranche B Term Loans on a pro rata basis, (iii) use the cash proceeds from the Directories Transaction to prepay Term Loans without allocating such prepayment among each Class of Term Loans on a pro rata basis and (iv) use the proceeds of the Tranche B-1 Term Loans to prepay Tranche B Term Loans without allocating such proceeds among the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis; and provided further that any Tranche B-1 Lender and any Tranche B-2 Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section or prepayment with the cash proceeds from the Directories Transaction which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B-1 Term Loans or Tranche B-2 Loans of any such Class but was so declined shall be applied to prepay Term Borrowings of the other Classes until no Term Borrowings of any other Class remain outstanding. Any excess Net Proceeds after application to such other Classes shall be applied to prepay any outstanding Tranche B-2 Term Loans. All optional or mandatory prepayments of Revolving Borrowings made at a time when Revolving Borrowings of more than one Class remain outstanding shall be allocated among the Revolving Borrowings of each such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(f) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

(g) Optional Prepayment of Tranche B-1 Term Loans. Each prepayment of Tranche B-1 Term Loans on or prior to the first anniversary of the Amendment Effective Date shall include the Optional Prepayment Premium on such Loans, but solely to the extent that such prepayment is made with the proceeds of Indebtedness the final maturity of which is later or the interest rate of which is lower, in each case, than the Tranche B-1 Term Loans.

(h) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.07(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(i) Partial Prepayments. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as needed to apply fully the required amount of a mandatory prepayment or to allocate an optional prepayment of Term Loans or Revolving Loans as required by paragraph (e) of this Section. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, provided that notwithstanding the foregoing, the Borrower may (i) exchange Directories Notes for Term Loans on a non pro rata basis pursuant to the Directories Debt Exchange, and to the extent the Borrower assigns any such Term Loans received pursuant to the Directories Debt Exchange to any Person other than an Affiliate of the Borrower, the Borrower may prepay such Term Loans without prepaying any other Term Loans, (ii) use the proceeds from the Debt Offering to prepay Tranche B Term Loans without allocating such prepayment among the Tranche A Term Loans and Tranche B Term Loans on a pro rata basis, (iii) use the cash proceeds from the Directories Transaction to prepay Term Loans without allocating such prepayment among each Class of Term Loans on a pro rata basis and (iv) use the proceeds of the Tranche B-1 Term Loans to prepay Tranche B Term Loans without allocating such proceeds among the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(j) Deferral of Prepayments. The Borrower may defer any mandatory prepayment otherwise required under paragraph (c) or (d) above until the aggregate amount of Net Proceeds otherwise required to be applied to prepay Borrowings pursuant to paragraphs (c) and (d) above (whether resulting from one or more Asset Dispositions or Casualty Events, but after giving effect to any applications of proceeds permitted under such paragraphs) equals or exceeds $30,000,000, at which time the entire unutilized amount of such Net Proceeds (not only the amount in excess of $30,000,000) will be applied as provided in paragraphs (c) and (d) above, as applicable.

Section 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the applicable Revolving Commitment of such Revolving Lender and the during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments of the relevant Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans of such Revolving Lender on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable to the applicable Revolving Lenders on the date on which the Revolving Commitments of such Revolving Lenders terminate and any such fees accruing after the date on which the Revolving Commitments of such Revolving Lenders terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account and the account of the Collateral Agent, fees payable in the amounts and at the times separately agreed upon between the Borrower such Agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest. (a) The Loans comprising each ABR Borrowing of each Class shall bear interest at the Alternate Base Rate plus the Applicable Rate for such Class.

(b) The Loans comprising each Eurodollar Borrowing of each Class shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Class.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal of any Loan or any LC Disbursements, 2% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election

Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs. (a) Except with respect to Taxes, which shall be governed by Section 2.16, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment by or on behalf of the Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.07(d)(ii), Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes. (a) Except as required by applicable law, any and all payments by or with respect to any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) To the extent not paid by the Borrower pursuant to Section 2.16(a), the Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or with respect to any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A copy of a receipt or any other document evidencing payment that is reasonably acceptable to Borrower as to the amount of such payment or liability delivered to the Borrower by, an Agent, a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of an Agent, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Recipient that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (i) a Participant, on or before the date on which such Participant purchases the related participation and (ii) an assignee, on or before the effective date of such assignment), two duly completed and signed copies of Internal Revenue Service Form W-9. Each Recipient that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Foreign Recipient”) shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x) a Participant, on or before the date on which such Participant purchases the related participation and (y) an assignee, on or before the effective date of such assignment) either:

(A) two copies of a duly completed and signed Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to eligibility for benefits under any income tax treaty) or Form W-8IMY or successor and related applicable forms, as the case may be, certifying to such Foreign Recipient’s entitlement as of such date to an exemption from or reduction of United States withholding tax with respect to payments to be made under this Agreement, or

(B) in the case of a Foreign Recipient that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in form and content reasonably acceptable to the Administrative Agent and the Borrower to the effect that such Foreign Recipient is eligible for a complete exemption from withholding of U.S. Taxes under Code section 871(h) or 881(c) (a “Foreign Recipient Complete Exemption Certificate”), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or any successor and related applicable form.

Further, each Foreign Recipient agrees, (i) to the extent it is not precluded from doing so by a Change in Law and otherwise legally able to do so, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), from time to time, two copies of a duly completed and signed applicable Form W-8 or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete or invalid in accordance with applicable U.S. laws and regulations, (ii) in the case of a Foreign Recipient that delivers a Foreign

Recipient Complete Exemption Certificate, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), such statement on an annual basis reasonably promptly after the anniversary of the date on which such Foreign Recipient became a party to this Agreement (or, in the case of a Participant, the date on which the Participant purchased the related participation), and (iii) to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section 2.16(e).

(ii) In addition, but without duplication of the covenant as to United States withholding tax contained in Section 2.16(e)(i), any Recipient that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction(s) in which the Borrower is organized, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If any Agent, Lender or Issuing Bank determines, in its discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent, Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the any Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC

Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) no later than 2:00 pm, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, 2.15 or 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto and payments made pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (after giving effect to all applicable grace periods and/or cure periods, if any), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Wireline Company or Affiliate thereof (as to which the provisions of this paragraph shall apply except as provided in clause (ii) of this Section 2.17(c)) and (iii) the provisions of this paragraph shall not apply to (A) Directories Notes received by any Lender in exchange for Term Loans pursuant to the Directories Debt Exchange, if any, (B) any prepayment by the Borrower of Term Loans received by the Borrower pursuant to the Directories Debt Exchange, (C) any prepayment by the Borrower of one (but not the other) Class of Term Loans with proceeds from the Debt Offering, (D) any prepayment by the Borrower of one (but not the other) Class of Term Loans with cash proceeds from the Directories Transaction or (E) any prepayment by the Borrower of Tranche B Term Loans with the proceeds of the Tranche B-1 Term Loans. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(a) or (b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (ii) any Lender defaults in its obligation to fund Loans hereunder (any Lender described in this clause (ii), a “Defaulting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01. Organization; Powers. Each of the Wireline Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance of the Loan Documents by each Wireline Company are within its corporate (or other organizational) powers and have been duly authorized by all necessary corporate (or other organizational) action with respect to such Wireline Company. This Amended Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions and the Directories Transactions (a) do not require any material Governmental Authorization, except (i) such as have been or prior to or concurrently with the consummation of the Transactions or the Directories Transactions, as the case may be, will be obtained or made and are or prior to or concurrently with the consummation of the Transactions or the Directories Transactions, as the case may be, will be in full force and effect, (ii) notices required to be filed with the FCC or any applicable PUC after the consummation of the Transactions or the Directories Transactions, as the case may be, and (iii) filings necessary to perfect the Transaction Liens, (b) will not violate (1) any applicable law or regulation applicable to any Wireline Company, (2) the charter, by-laws or other organizational documents of any Wireline Company or (3) any material Governmental Authorization in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Wireline Company or any of its assets, or give rise to a right thereunder to require any payment to be made by any Wireline Company or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any asset of any Wireline Company, except, with respect to clauses (b)(1), (c) and (d), to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (A) as of and for the Fiscal Year ended December 31, 2008, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (B) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended June 30, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.

(b) Since December 31, 2008, there has been no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.05. Properties. (a) Each of the Wireline Companies has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.02, and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Wireline Companies owns, or has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Wireline Companies does not infringe upon the rights of any other Person, except for any such failure to own or have license or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the correct address of each material real property having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) exceeding $10,000,000 that is owned by any Wireline Company as of the Effective Date after giving effect to the Transactions.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Wireline Company that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involve any of the Loan Documents, the Transactions or the Directories Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Wireline Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Amended Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each of the Wireline Companies is in compliance with (a) all laws, regulations and Governmental Authorizations, in each case applicable to it or its property, (b) each of the Transaction Documents and the Directories Transaction Documents and (c) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment and Holding Company Status. No Wireline Company is required to be regulated as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Wireline Companies has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Wireline Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Second ARCA Effective Date, the Tax Sharing Agreement (as defined in the Merger Agreement) is the only agreement among the Loan Parties regarding tax sharing, tax reimbursement or tax indemnification.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. As of the Second ARCA Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Wireline Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports, financial statements, certificates or other information concerning any of the Wireline Companies (other than the projections, budgets or other estimates, or information of a general economic or industry nature concerning the Wireline Companies) furnished by or on behalf of any Loan Party to any Lender Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time they were made; it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

Section 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Second ARCA Effective Date. All the Subsidiaries are, and will at all times be, fully consolidated in the Borrower’s consolidated financial statements to the extent required by GAAP.

Section 3.13. Insurance. Schedule 3.13 sets forth a description of all material insurance maintained by or on behalf of the Wireline Companies as of the Effective Date. As of the Second ARCA Effective Date, all premiums in respect of such insurance have been paid to the extent then due.

Section 3.14. Labor Matters. As of the Second ARCA Effective Date, there are no strikes, lockouts or slowdowns against any Wireline Company pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Wireline Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where it would not reasonably be expected to have a Material Adverse Effect. As of the Second ARCA Effective Date, there is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the Second ARCA Effective Date, there are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions and the Directories Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which any Wireline Company is bound.

Section 3.15. Solvency. On the Second ARCA Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

Section 3.16. Licenses; Franchises. (a) Each of the Wireline Companies holds all Regulatory Authorizations and all other material Governmental Authorizations (including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any Wireline Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses) (collectively, the “Wireline Licenses”) that are required for the conduct of its business as presently conducted and as proposed to be conducted, except to the extent the failure to hold any Wireline Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Wireline License is valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled or adversely modified, except to the extent any failure to be in full force and effect or any suspension, revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Wireline License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower does not have knowledge of any event, condition or circumstance that would preclude any Wireline License from being renewed in the ordinary course (to the extent that such Wireline License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The licensee of each Wireline License is in compliance with each Wireline License and has fulfilled and performed, or will fulfill or perform, all of its material obligations with respect thereto, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC or any PUC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) A Wireline Company owns all of the Equity Interests in, and Controls, all of the voting power and decision-making authority of, each licensee of the Wireline Licenses, except where the failure to own such Equity Interests or Control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17. OFAC. Neither the Borrower nor any Subsidiary is (a) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or (b)(i) an agency of the government of a country, (ii) an organization controlled by a country or (iii) a Person resident in a country, in each case that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, as such program may be applicable to such agency, organization or Person, and the proceeds from the Loans will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country or Person.

ARTICLE 4

CONDITIONS

Section 4.01. [Reserved].

Section 4.02. [Reserved].

Section 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any such requested Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, occurring during the five (5) Business Day period immediately preceding the Revolving Maturity Date for the 2011 Revolving Commitments, the Borrower would not be required by Section 2.10(b) to prepay or cause to be prepaid Revolving Loans and/or cash collateralize or cause to be cash collateralized the LC Reimbursement Obligations.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) (and, if applicable, paragraph (c)) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a) as soon as available and in no event later than 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in no event later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.13 (including specifying the amount, if any, of Capital Expenditures financed with Available Equity Proceeds or Reinvestment Funds), 6.14 and 6.15, (iii) to the extent that any such change in GAAP has an impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) certifying as to the amounts of Available Cash, Available Distributable Cash, Available Equity Proceeds of the date of such certificate and setting forth reasonably detailed calculations thereof;

(d) within 60 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget approved by the board of directors of the Borrower;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Wireline Company with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any reasonable written request by Administrative Agent therefor, (i) copies of all material reports and written information to and from (A) the FCC or any PUC with jurisdiction over the property or business of any Wireline Company or (B) the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters or (ii) such other information regarding the operations, business affairs and financial condition of any Wireline Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(g) Any financial statement or other materials required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which such information is posted on the Borrower’s website on the Internet or by the Administrative Agent on an IntraLinks or similar site to which Lenders have been granted access or shall be available on the SEC’s website on the Internet at www.sec.gov; provided that (i) the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders), and (ii) the Borrower shall deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent requests the Borrower to deliver such paper copies. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any certificate required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Furthermore, if any financial statement or other materials required to be delivered under this Agreement shall be required to be delivered on any date that is not a Business Day, such information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) prompt written notice of a Responsible Officer obtaining Knowledge of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Wireline Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) (i) the occurrence of, or receipt of a written notice of any claim with respect to, any Environmental Liability that could reasonably be expected to result in a Material Adverse Effect, or (ii) receipt of a written notice of non-compliance with any Environmental Law or permit, license or other approval required under any Environmental Law to the extent such non-compliance could reasonably be expected to result in a Material Adverse Effect; and

(e) (i) non-compliance with any Regulatory Authorization, to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect, or (ii) receipt of any written notice from any Governmental Authority in relation to the continuation, validity, renewal or conditions attaching to any Regulatory Authorization which could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Collateral Agent prompt written notice of any change in (i) any Loan Party’s legal name, jurisdiction of organization, chief executive office or principal place of business, (ii) any Loan Party’s identity or form of organization or (iii) any Loan Party’s federal Taxpayer Identification Number. No later than

10 Business Days after any change referred to in the preceding sentence, the Borrower shall confirm to the Collateral Agent (and, as and when available, provide any information reasonably requested by the Collateral Agent) that all filings have been made under the Uniform Commercial Code (or that the Borrower has provided to the Collateral Agent all information required or reasonably requested by the Collateral Agent in order for it to make such filings), and all other actions have been taken, that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

(b) Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a), the Borrower will deliver to the Administrative Agent a certificate of a Financial Officer and its chief legal officer (i) setting forth, with respect to each Loan Party, the information required pursuant to Parts A-1 and A-2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date (or the effective date of such Loan Party’s Security Agreement Supplement) or the date of the most recent certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

Section 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition of assets permitted under Section 6.05.

Section 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations other than Indebtedness, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Wireline Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

Section 5.06. Maintenance of Properties; Insurance; Casualty and Condemnation. (a) Except as otherwise permitted in Section 6.05, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as may be required by law or as the Borrower reasonably and in its good faith business judgment believes are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a lenders’ loss payable clause in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee as additional loss payee as its interests may appear. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Each such policy referred to in this paragraph (b) also shall provide that it shall not be canceled, modified with respect to endorsements or loss payable provisions or not renewed (x) by reason of nonpayment of premium except upon at least 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon at least 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation or nonrenewal, or modification of any endorsement or loss payable provisions of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor to the extent then due.

(c) The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Lenders prompt written notice of any Casualty Event.

Section 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, with the opportunity for the Borrower to be present, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that (x), unless an Event of Default has occurred and is continuing, the Borrower shall not be required by this Agreement to pay for more than one visit per year by the Administrative Agent and (y) the Lenders shall coordinate any visits through the Administrative Agent.

Section 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only to pay fees and expenses in connection with the Directories Transactions, for Permitted Acquisitions and for working capital and other general corporate purposes of the Wireline Companies. The proceeds of the Tranche B-1 Term Loans will be used only to prepay the aggregate principal amount of Tranche B Term Loans outstanding following the partial prepayment thereof by the Borrower with the proceeds from the Debt Offering. The proceeds of any Incremental Loan Facility will be used only as provided in Section 2.01(g)(iii) and in the Incremental Facility Amendment. No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate obligations of the Wireline Companies.

Section 5.10. Additional Subsidiaries. If any additional Subsidiary, other than an Insignificant Subsidiary and, so long as the Termination Date (as defined in the Directories Equity Exchange Agreement) has not occurred, Directories Holdings, is formed or acquired after the Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary held by a Loan Party and any Indebtedness of such Subsidiary owed to a Loan Party. If at any time any Subsidiary that is not then a Loan Party, other than an Insignificant Subsidiary or any Subsidiary listed on Schedule 5.10, (x) is a wholly-owned Domestic Subsidiary and is permitted by applicable law or regulation (without the need to obtain any Governmental Authorization) to Guarantee the Facility Obligations or (y) Guarantees any Loan Party’s obligations in respect of any New Notes, any Assumed Bonds or any other Indebtedness

(other than Indebtedness created under the Loan Documents), the Borrower shall promptly cause (A) such Subsidiary to Guarantee the Facility Obligations pursuant to the Guarantee Agreement (in the case of any Subsidiary described in clause (y), on terms no less favorable to the Lenders than those applicable under such Guarantee of other Indebtedness) and (B) the other provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents. The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than Insignificant Subsidiaries) after the Effective Date unless either (x) all of the Equity Interests in such Subsidiary shall be directly held by a Loan Party or (y) such Subsidiary shall have Guaranteed the Facility Obligations pursuant to the Guarantee Agreement and shall have satisfied the other provisions of the Collateral and Guarantee Requirement with respect to such Subsidiary.

Section 5.11. Further Assurances. (a) Each Loan Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense. The Borrower will provide to the Collateral Agent, from time to time upon any reasonable request from the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens intended to be created by the Security Documents.

(b) If any material assets (other than any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Collateral Agent and the Lenders thereof, and, if requested by the Collateral Agent or the Required Lenders, will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Transaction Lien, in each case to the extent contemplated by the Security Documents, including actions described in Section 5.11(a), all at the Borrower’s expense.

Section 5.12. Rated Credit Facilities. The Borrower will use commercially reasonable efforts to cause the Facilities to be continuously rated by S&P and Moody’s.

Section 5.13. Windstream Communications. The Borrower will cause, and will cause its Subsidiaries to cause, Windstream Communications, Inc. not to

(a) engage to any material extent in any business or activity, other than (i) the ownership of Wireline Licenses and other assets owned (or similar to those owned), and the business or other activities engaged in, by it on the Effective Date, (ii) the maintenance of its corporate existence, (iii) the making of Restricted Payments to the extent permitted by Section 6.08, and (iv) activities incidental to (including with respect to legal, tax and accounting matters), or otherwise required to comply with applicable law in connection with, any of the foregoing activities; and (b) create, incur, assume or permit to exist (i) any Indebtedness of the type described in clause (a) of the definition thereof, unless owed to a Loan Party, (ii) other Indebtedness unless consistent with past practice, in each case regardless of whether such Indebtedness would otherwise be permitted under Section 6.01, or (iii) any other liabilities, other than liabilities (but not any Indebtedness) (A) existing (or similar to those existing) on the Effective Date or (B) associated with the activities permitted under subclauses (i) through (iv) of clause (a) above.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness of the Loan Parties in respect of the New Notes and the Assumed Valor Bonds;

(iii) Indebtedness of AC Holdings and any of its subsidiaries that are Loan Parties in respect of the AC Holdings Bonds; and Indebtedness of Alltel Georgia in respect of the Alltel Georgia Bonds;

(iv) Indebtedness (other than Indebtedness permitted under clause (ii) or (iii) of this paragraph (a)) existing on the Effective Date and set forth in Schedule 6.01;

(v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such Indebtedness of any Subsidiary that is not a Collateral Support Party to any Collateral Support Party shall be subject to Section 6.04, (B) except to the extent any Regulatory Authorization would be required therefor and has not been obtained, any such Indebtedness of any Loan Party to any Subsidiary that is not a Guarantor shall be subordinated to the Facility Obligations on terms reasonably satisfactory to the Administrative Agent, and (C) any such Indebtedness owed to any Loan Party and evidenced by a promissory note shall be pledged pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”;

(vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary (other than Indebtedness permitted solely pursuant to clauses (a)(iii) (except for Guarantees of the AC Holdings Bonds by any of its subsidiaries that is a Loan Party to the extent required under the AC Holdings Indenture as in effect on the date hereof), (a)(iv), (a)(viii) or (a)(xx) or any combination thereof); provided that (A) Guarantees by any Collateral Support Party of Indebtedness of any Subsidiary that is not a Collateral Support Party shall be subject to Section 6.04, (B) Guarantees permitted under this clause (vi) shall be subordinated to the Secured Obligations of the applicable Subsidiary if and to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (C) no Indebtedness shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party that has Guaranteed the Secured Obligations pursuant to the Guarantee Agreement;

(vii) Indebtedness of any Wireline Company incurred to finance the acquisition, construction, restoration or improvement of any fixed or capital assets, including Capital Lease Obligations (whether through the direct acquisition of such assets or the acquisition of Equity Interests in a Person holding only such fixed or capital assets) and any Indebtedness assumed by any Wireline Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred (or if assumed, was incurred) prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $250,000,000 at any time outstanding;

(viii) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Indebtedness with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter prior to the time at which such Person becomes a Subsidiary;

(ix) Indebtedness of the Borrower assumed by operation of law or otherwise as a direct result of the merger of any Person (a “Merged Person”) with and into the Borrower (with the Borrower being the surviving entity) in a transaction otherwise permitted under this Amended Agreement; provided that (A) such Indebtedness was Indebtedness of the Merged Person as of the effectiveness of such merger and is not created in contemplation of or in connection with such merger and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Indebtedness with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter prior to the time of such merger;

(x) Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(xi) Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(xiii) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xiv) Indebtedness of any Wireline Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(xv) Indebtedness of any Wireline Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Wireline Company pursuant to any such agreements, in any case incurred in connection with the disposition of any business, assets or any Subsidiary (other than

Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Wireline Companies in connection with such disposition;

(xvi) any Earn-out Obligation or obligation in respect of any purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved;

(xvii) Permitted Refinancing Indebtedness of any Wireline Company incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary) that was permitted to be incurred under clause (i), (ii), (iii), (iv), (vii), (viii) or (ix) or this clause (xvii) of this paragraph;

(xviii) Permitted Pari Passu Indebtedness, provided that the sum of (A) the aggregate principal amount of all Permitted Pari Passu Indebtedness incurred since the Second ARCA Effective Date and (B) all commitments, loans and other extensions of credit made available under the Incremental Facilities shall not exceed $800,000,000;

(xix) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(xx) other Indebtedness of any Wireline Company in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter prior to the issuance of such Indebtedness; and

(xxi) Permitted Additional Debt; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most-recently ended Fiscal Quarter prior to the issuance of such Indebtedness.

(b) If any Indebtedness is incurred pursuant to clause (viii), (ix), (xx), or (xxi) of paragraph (a) of this Section in an aggregate principal amount exceeding

$250,000,000, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with such covenants (which calculations shall, if made as of the last day of any Fiscal Quarter for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated Adjusted EBITDA and Consolidated Cash Interest Expense for the relevant period).

(c) No Subsidiary will issue any Preferred Stock.

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Transaction Liens;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Wireline Company existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Wireline Company and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus the amount of any capitalized interest thereon and any premiums and fees and expenses);

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Wireline Company or existing on any property or asset of any Person that (i) becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or (ii) is a Merged Person prior to the applicable merger (the “Applicable Merger”); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, such Person becoming a Subsidiary or the Applicable Merger, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Wireline Company and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, the date such Person becomes a Subsidiary or the date of the Applicable Merger, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus the amount of any capitalized interest thereon and any premiums and fees and expenses);

(e) Liens on fixed or capital assets acquired, constructed, restored or improved by any Wireline Company (including any such assets made the subject of a Capital Lease Obligation); provided that (i) such Liens secure Indebtedness permitted by clause (vii) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Wireline Company;

(f) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Wireline Company on deposit with or in possession of such bank arising in the ordinary course of business;

(g) Liens in favor of the Borrower or any Guarantor;

(h) Liens on cash or Cash Equivalents securing (a) obligations of any Wireline Company under Swap Agreements permitted under Section 6.07, or (b) letters of credit that support such obligations under such Swap Agreements; provided that the aggregate principal amount secured by all such Liens shall not at any time exceed $35,000,000;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, in each case entered into in the ordinary course of business;

(j) Liens securing Permitted Refinancing Indebtedness (except as provided in clause (e) of the definition thereof); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(k) Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with Investments permitted under Section 6.04;

(l) Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto;

(m) Liens by virtue of statute in favor of any Lender in respect of the Investment of the Loan Parties in non-voting participation certificates of such Lender permitted pursuant to clause (s) of Section 6.04;

(n) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby (determined as of the date such Lien is incurred) does not exceed $100,000,000 at any time outstanding; and

(o) Liens on the Collateral securing Permitted Pari Passu Indebtedness permitted under Section 6.01(a)(xviii).

Section 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (A) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is (or upon consummation of such merger becomes in accordance with the terms of this Agreement) a Guarantor and (C) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than Permitted Businesses.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interest in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of, or assets constituting a division, unit or line of business of, any other Person (each of the foregoing, an “Investment”), except:

(a) Investments in connection with the Transactions;

(b) Cash Equivalents;

(c) Investments existing on the date hereof and listed on Schedule 6.04;

(d) Investments by the Borrower and its subsidiaries in Equity Interests in their respective subsidiaries; provided that (i) any such Equity Interest held by a Loan Party shall be pledged pursuant to the Security Agreement as required to satisfy clause (b) of the definition of “Collateral and Guarantee Requirement”, and (ii) the aggregate amount of such Investments by Collateral Support Parties in Equity Interests in Subsidiaries that are not Collateral Support Parties made after the Effective Date in reliance on this clause (d) shall not exceed (together with (x) any loans and advances by Collateral Support Parties to Subsidiaries that are not Collateral Support Parties made in reliance on clause (e) below and (y) any Guarantees by Collateral Support Parties of Indebtedness or other obligations of Subsidiaries that are not Collateral Support Parties made in reliance on clause (f) below) $75,000,000 (in each case determined at the time made and without regard to any subsequent write-downs or write-offs);

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made in reliance on this clause (e) after the Effective Date by Collateral Support Parties to Subsidiaries that are not Collateral Support Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(f) (x) Guarantees constituting Indebtedness permitted by Section 6.01 and (y) guarantees provided in the ordinary course of business of obligations of any Wireline Company (other than Indebtedness) under operating leases and similar contracts; provided that (i) any Person providing any such Guarantee of Indebtedness shall have complied with Section 5.10 with respect thereto, and (ii) the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Collateral Support Parties that is Guaranteed by Collateral Support Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(g) any Investment acquired by any Wireline Company (i) in exchange for any other Investment or accounts receivable held by such Wireline Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by any Wireline Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(i) Investments that constitute Permitted Asset Exchanges and Permitted Acquisitions (including any cash earnest money deposits required in connection with any Permitted Acquisition);

(j) loans or advances to employees of any Wireline Company not exceeding $5,000,000 in the aggregate outstanding at any time;

(k) commission, payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Wireline Companies in accordance with GAAP;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) Investments in the form of Swap Agreements permitted by Section 6.07;

(n) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(o) Investments resulting from pledges or deposits described in clause (b) or (c) of the definition of “Permitted Encumbrance”;

(p) Investments received in connection with the disposition of any asset permitted by Section 6.05;

(q) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or any of its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r) Investments arising from any transaction permitted by Section 6.08;

(s) Investments existing on the date hereof in non-voting participation certificates of any Lender and additional Investments made after the Closing Date in any such non-voting participation certificates (including accruals on such certificates made by such Lender in accordance with its bylaws and capital plan); and

(t) so long as no Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing or would result therefrom, additional Investments in any Person (provided that any such Person is either (i) not an Affiliate of the Borrower or (ii) is an Affiliate of the Borrower (A) solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Borrower) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (t) since the Effective Date and then outstanding not to exceed the sum (calculated as of the date of such Investment was made after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (i) Available Distributable Cash plus (ii) Available Equity Proceeds plus (iii) the greater of (x) $150,000,000 and (y) 2% of Total Assets plus (iv) the aggregate amount of cash equal to the net reduction in Investments made pursuant to this clause (t) in any Person since the Effective Date resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Subsidiary or from the net proceeds received in cash, from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Adjusted Net Income); provided that any Investment made pursuant to this clause (t) in any Person that is not a Wireline Company at the time such Investment is made may, if such Person thereafter becomes a Wireline Company, from and after such date be deemed to have been made pursuant to clause (d), (e) or (f)(ii), as applicable, and not pursuant to this clause (t).

Section 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any property, including any Equity Interest owned by it (in each case, whether now owned or hereafter acquired), nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a) the transfer to Alltel or any of its subsidiaries of any “AT Co. Assets” (as defined in the Distribution Agreement) in connection with the Preliminary Restructuring;

(b) sales, transfers, leases or other dispositions of (i) inventory, (ii) obsolete, worn-out, used, no longer useful or surplus property or equipment and (iii) Cash Equivalents, in the case of each of clauses (i), (ii) and (iii), in the ordinary course of business;

(c) sales, transfers, leases and other dispositions (including issuance of Equity Interests) to a Wireline Company; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Collateral Support Party shall comply with Section 6.09;

(d) leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and to the extent that any of the foregoing does not materially interfere with the business of any Wireline Company;

(e) dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(f) any Restricted Payment permitted under Section 6.08;

(g) Permitted Asset Exchanges;

(h) sales of assets in connection with any Sale and Leaseback Transaction permitted under Section 6.06;

(i) dispositions of property constituting Investments permitted under Section 6.04(g);

(j) dispositions of assets consisting of transactions permitted under Section 6.03;

(k) sales, transfers, leases and other dispositions of property to the extent that such property consists of an Investment permitted by Section 6.04(p);

(l) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(m) the exchange of Directories Notes for Term Loans pursuant to the Directories Debt Exchange, if any, and the sale for cash of any such Term Loans by the Borrower to a Person other than an affiliate of the Borrower; provided that

(i) the final terms and conditions of each aspect of the Directories Transactions, including, without limitation, all tax aspects thereof, shall be 1) substantially as described in the Information Memorandum and otherwise consistent in all material respects with the description thereof received by the Lenders in writing prior to the date hereof and 2) otherwise reasonably satisfactory to the Administrative Agent;

(ii) the Administrative Agent shall have received copies of the Directories Transaction Documents, certified by a Financial Officer as complete and correct, and shall be reasonably satisfied with the terms and conditions thereof;

(iii) the Directories Debt Exchange shall have been consummated in accordance with the terms of the applicable Directories Transaction Documents; and

(iv) immediately after giving effect (on a Pro Forma Basis in the case of clause (B)) to the Directories Debt Exchange, (A) the representation and warranty set forth in Section 3.03 shall be true and correct in all respects and (B) no Default or Event of Default shall have occurred and be continuing; and

(n) sales, transfers, leases and other dispositions of assets (except Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance on this clause (n) shall not at any time exceed the greater of $750,000,000 and 10% of Total Assets (with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to any subsequent changes in value);

provided that any sales, transfers, leases and other dispositions permitted by clauses (g), (h), (k) or (n) of this Section shall be (x) made for Fair Market Value and (y) in the case of sales, transfers, leases and other dispositions permitted by clauses (h) or (n) of this Section shall be made for at least 75% Cash Consideration.

Section 6.06. Sale and Leaseback Transactions. Except for the transactions identified on Schedule 6.06, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (any such transaction, a “Sale and Leaseback Transaction”), unless:

(a) the applicable Wireline Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 6.01 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 6.02 in which case such Indebtedness and Liens shall be deemed to have been so incurred;

(b) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(c) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with, Section 2.10.

Section 6.07. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Wireline Company has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests or Restricted Indebtedness of a Wireline Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Wireline Company.

Section 6.08. Restricted Payments; Certain Payments of Debt. (a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay the Special Dividend;

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(iii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Wireline Company held by any current or former employee, consultant or director of any Wireline Company pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year will not exceed the sum of:

(A) $20,000,000, with unused amounts pursuant to this subclause (A) being carried over to succeeding fiscal years; plus

(B) the aggregate net cash proceeds received by the Borrower since the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower to any current or former employee, consultant or director of any Wireline Company; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (B) will be excluded from clause (a) of the definition of “Available Equity Proceeds”;

(v) the making of any payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such payment will be excluded for the purposes of calculating Available Equity Proceeds;

(vi) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower issued or incurred in accordance with this Agreement;

(vii) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants the issuance of which is not prohibited by this Agreement to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(viii) so long as no Dividend Suspension Period, or Event of Default has occurred and is continuing or would result therefrom, the repurchase of Equity Interests of the Borrower constituting fractional shares in an aggregate amount since the Effective Date not to exceed $100,000;

(ix) the payment of dividends by the Borrower on its common stock in an amount not to exceed $237,500,000 in the aggregate for the first two quarterly dividend payments made after the Effective Date;

(x) the payment of the Special Stub Dividend;

(xi) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase, acquire or redeem, and may declare and pay dividends on, its common stock in an aggregate amount which does not exceed the sum (calculated as of the date of such dividend payment after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (A) Available Distributable Cash plus (B) Available Equity Proceeds;

(xii) the redemption of the Borrower’s common stock in connection with the Directories Equity Exchange; provided that

(A) the final terms and conditions of each aspect of the Directories Transactions, including, without limitation, all tax aspects thereof, shall be 1) substantially as described in the Information Memorandum and otherwise consistent in all material respects with the description thereof received by the Lenders in writing prior to the date hereof and 2) otherwise reasonably satisfactory to the Administrative Agent;

(B) the Administrative Agent shall have received copies of the Directories Transaction Documents, certified by a Financial Officer as complete and correct, and shall be reasonably satisfied with the terms and conditions thereof;

(C) the Directories Equity Exchange shall have been consummated in accordance with the terms of the applicable Directories Transaction Documents; and

(D) immediately after giving effect (on a Pro Forma Basis in the case of clause (B)) to the Directories Equity Exchange, (A) the representation and warranty set forth in Section 3.03 shall be true and correct in all respects and (B) no Default or Event of Default shall have occurred and be continuing;

(xiii) other Restricted Payments in an aggregate amount not exceeding $50,000,000; and

(xiv) the Borrower may pay any dividend within 90 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under this Section 6.08(a) on the date of such declaration.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any such Indebtedness, or any payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) the payment of regularly scheduled payments of interest and fees and the payment of expenses and, in the case of the Alltel Georgia Bonds only, mandatory payments of principal in an aggregate amount not to exceed $10,000,000 annually, in each case as and when due in respect of any Restricted Indebtedness;

(ii) payments in respect of Restricted Indebtedness, provided that (A) no Dividend Suspension Period or Event of Default has occurred and is continuing at the time of such payment or would result therefrom and (B) the aggregate amount of such payments does not exceed the sum (calculated as of the date of such payment after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (A) Available Distributable Cash plus (B) Available Equity Proceeds;

(iii) refinancings of Restricted Indebtedness to the extent not prohibited by Section 6.01; and

(iv) the payment of regularly scheduled payments of principal on the 2013 Notes and the Valor Bonds, in each case pursuant to the terms thereof as in effect on the Second ARCA Effective Date.

Section 6.09. Transactions with Affiliates. Except as set forth on Schedule 6.09, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Wireline Company than could reasonably be expected to be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Wireline Companies, (b) transactions between or among the Collateral Support Parties or any Person that will become a Collateral Support Party in connection therewith, except to the extent that any payments thereunder made by any Wireline Company to such Person are substantially concurrently paid by such Person to any other Affiliate of any Wireline Company and are not otherwise permitted under this Section 6.09, (c) any Restricted Payment permitted by Section 6.08, (d) mergers or consolidations between Subsidiaries or between the Borrower and any Subsidiary permitted under Section 6.03, and (e) intercompany Investments, loans, advances and Guarantees permitted under Section 6.04.

Section 6.10. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Wireline Company to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties (or an agent or trustee on their behalf) or to transfer any of its properties or assets to any other Wireline Company, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any other Wireline Company or to Guarantee Indebtedness of any other Wireline Company; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law or regulation or by any Loan Document or other Transaction Document,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(v) clause (a) of the foregoing shall not apply to restrictions imposed by customary provisions in leases and other contracts restricting the assignment thereof,

(vi) the foregoing shall not apply to restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any of its Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(vii) the foregoing restrictions shall not apply to restrictions or conditions (A) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (B) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Borrower’s board of directors determines will not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans, or (C) existing under, by reason of or with respect to Indebtedness incurred to refinance any Indebtedness, in each case as permitted under Section 6.01; provided that the restrictions contained in the agreements governing the Indebtedness incurred to refinance Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(viii) the foregoing shall not apply to any Directories Note.

Section 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any Transaction Document (other than the Loan Documents) or Directories Transaction Document, (b) its certificate of incorporation, by-laws or other organizational documents or (c) any instruments, agreements or other documents in respect of Permitted Additional Debt, in each case in a manner materially adverse to the Lenders.

Section 6.12. Change in Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or change its method of determining fiscal quarters.

Section 6.13. Capital Expenditures. (a) The Borrower will not permit the aggregate amount of Capital Expenditures (excluding any Capital Expenditures to the extent funded with Available Equity Proceeds or Reinvestment Funds) made in any Fiscal Year referred to below to exceed the sum of:

(i) $450,000,000; plus

(ii) for any Fiscal Year in which one or more Permitted Acquisitions is consummated and for each Fiscal Year thereafter, an amount equal to the amount of 20% of Consolidated Adjusted EBITDA of each Person or business acquired in a Permitted Acquisition for the period of four consecutive Fiscal Quarters immediately preceding each such Permitted Acquisition for which financial statements are available; provided that for purposes of this clause (ii) no Permitted Asset Exchange shall be deemed to be a Permitted Acquisition; plus

(iii) the amount (if any) by which (x) the amount of Capital Expenditures for the immediately preceding Fiscal Year specified pursuant to clauses (i) and (ii) above (without including any carryover amount from any prior Fiscal Year) exceeded (y) the amount of Capital Expenditures actually made during such immediately preceding Fiscal Year.

(b) If any personal property acquired or constructed by any Loan Party after the date hereof is not subject to a Transaction Lien, the Borrower will, to the extent otherwise required hereunder or under the Security Agreement, cause such Security Documents to be executed and delivered as may be necessary, or as the Administrative Agent may request, to subject such property to a Transaction Lien.

Section 6.14. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 2.75 to 1.0 on the last day of any Fiscal Quarter.

Section 6.15. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 4.50 to 1.0 on the last day of any Fiscal Quarter.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) the Borrower shall fail to pay when and as required to be paid herein, any amount required to be prepaid and/or cash collateralized pursuant to Section 2.10(b);

(d) any representation or warranty made or deemed made by or on behalf of any Wireline Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the Borrower’s existence) or 5.09 or in Article 6;

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(g) any Wireline Company shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired);

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all applicable notices having been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (except to the extent the holders of the Valor Bonds may require the repurchase thereof as a result of the “Change of Control” of Valor resulting from the Merger); provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (except to the extent any applicable third party insurer has acknowledged liability therefor) shall be rendered against any Wireline Company or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Wireline Company to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) any Regulatory Authorization shall expire or terminate or be revoked or otherwise lost, or the Borrower shall fail to be in compliance with Section 10.2 of the Merger Agreement, which in any case could reasonably be expected to have a Material Adverse Effect;

(p) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and, except to the extent otherwise permitted by the Security Agreement, perfected Lien on any

Collateral, with the priority required by the applicable Security Document, except (i) Collateral having a Fair Market Value not exceeding $10,000,000 in the aggregate, (ii) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (iii) as a result of such Loan Party’s being released from its obligations under and pursuant to the Security Agreement or (iv) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement; or

(q) (i) any Guarantor’s Facility Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor (other than in accordance with its terms) or any Wireline Company shall so assert in writing or (ii) at any time during which Permitted Pari Passu Indebtedness is outstanding, the Pari Passu Intercreditor Agreement shall fail to constitute a valid and binding agreement of any Loan Party (other than in accordance with its terms) or any Wireline Company shall so assert in writing; or

(r) the Guarantees of the Facility Obligations by any Loan Party, other than an Insignificant Subsidiary, pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE AGENTS

Each of the Lenders and the Issuing Banks hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes (i) the Collateral Agent to sign and deliver the Security Documents and (ii) each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Wireline Company or Affiliate thereof as if it were not an Agent.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Wireline Company that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Wireline Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, each of the Administrative Agent and/or the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which may not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 4001 Rodney Parham Road, Mail Stop 1170-B1-F3-24A, Little Rock, Arkansas 72212-2442, Attention of Treasurer (Telecopy No. 501-748-6392);

(ii) if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Clarice West (Telecopy No.: 713-750-2358) (email: clarice.a.west@jpmchase.com), with copies to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of Christophe Vohmann (Telecopy No. 212-270-5127) (email: christophe.vohmann@jpmorgan.com), and JPMorgan Chase Bank, N.A., 270 Park Avenue, 15th Floor, New York, New York 10017, Attention of Padmini Persaud (Telecopy No. 212-270-4164) (email: padmini.persaud@jpmorgan.com);

(iii) if to an Issuing Bank, to it at the address provided to the Borrower for notices to such Issuing Bank in such capacity; and

(iv) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communications

(including e-mail and Internet or intranet website) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.01(g) with respect to any Incremental Facility Amendment, no Loan Document or any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent (or, in the case of any Security Document, the Collateral Agent) with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon

(other than any waiver of default interest payable pursuant to Section 2.12(c)), or reduce or forgive any fees payable hereunder, without the written consent of each Lender Party directly affected thereby, (iii) postpone the scheduled date of repayment of the principal amount of any Loan pursuant to Section 2.08 or 2.09 or the applicable Incremental Facility Amendment or the required date of reimbursement of any LC Disbursement, or any interest (other than any waiver of default interest) or any fees payable hereunder, or reduce (other than any waiver of default interest) the amount of, waive or excuse any such repayment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the rights of the Tranche B-1 Lenders to decline mandatory prepayments as provided in Section 2.10, without the written consent of Lenders holding a majority of the outstanding Tranche B-1 Term Loans, (v) change Section 2.17(b) or (c), the penultimate sentence of Section 2.10(i), or the last sentence of Section 2.07(c), in each case in a manner that would alter the pro rata sharing of payments or reduction of Commitments required thereby, without the written consent of each Lender adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vi) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” (or the definition of “Required Revolving Lenders”) or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or each Lender of such Class, as the case may be (it being understood that an amendment shall not be deemed to change such provisions to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vii) release any material Guarantor from its Facility Guarantee (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of its Facility Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender, (ix) waive any condition set forth in Section 4.03 (including by amending or waiving any provision of Article 3, 5, 6 or 7 if the effect of such amendment or waiver would be to waive any such condition) for purposes of any Revolving Borrowing without the written consent of the Required Revolving Lenders, (x) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (xi) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the prior written consent of such SPV, (xii) amend the definition of

“Interest Period” so as to permit any Interest Period of greater than 6 months without the consent of all Lenders participating in the applicable Borrowing, without the written consent of each such Lender or (xiii) change the rights of the Tranche B-2 Lenders to decline mandatory prepayments as provided in Section 2.10, without the written consent of Lenders holding a majority of the outstanding Tranche B-2 Term Loans; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank under the Loan Documents without the prior written consent of such Agent or such Issuing Bank, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) any waiver, amendment or modification of the Commitment Letter or either Fee Letter may be effected by an agreement or agreements in writing entered into only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (as provided in the definitions of “Required Lenders” and “Required Revolving Lenders”), except that the Commitment of such Lender may not be increased or extended without its consent.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and/or, to the extent so required, the consent of the Required Revolving Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (ii) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) if the Proposed Change is a decrease in the Applicable Rate with respect to Tranche B-1 Term Loans, each Tranche B-1 Lender shall have received the Optional Prepayment Premium on such Tranche B-1 Lender’s Tranche B-1 Term Loans, without regard to whether such Tranche B-1 Lender’s Tranche B-1 Term Loans are being assigned pursuant to this Section 9.02(c).

(d) Further, notwithstanding anything to the contrary contained in this Section, if within thirty (30) days following the Amendment Effective Date, (i) the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents or (ii) the Administrative Agent and the Borrower shall have jointly determined that any provision of the Loan Documents must be amended or modified to permit the consummation of the Directories Transaction and that such amendment or modification would not materially impair the rights of any Lender Party under the Loan Documents, then in each case the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell and Willkie Farr & Gallagher LLP, special New York and regulatory counsel, respectively, for the Administrative Agent, the Collateral Agent and the Lead Arrangers, in connection with the syndication of the Facilities and the preparation of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent and the Lead Arrangers in connection with the administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit by it or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each of the Lender Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which are governed by Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Wireline Company, or any Environmental Liability related in any way to any of the Wireline Companies, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) any claims of such Indemnitee against any other Indemnitee and/or (C) the breach by such Indemnitee of its obligations hereunder or under any other Loan Document.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the aggregate amount of (x) in the case of a payment owed to an Agent, the Revolving Commitments and outstanding Term Loans and (y) in the case of a payment owed to an Issuing Bank, the Revolving Commitments) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent or Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the other Agents and the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) such consent may not be unreasonably withheld or delayed;

(B) the Administrative Agent, provided that, in the case of an assignment of any Term Loan or Term Commitment, (x) no consent of the Administrative Agent shall be required for such assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) such consent may not be unreasonably withheld or delayed; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.18(b) shall not require the signature of the assigning Lender to become effective;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) in the case of an assignment of Loans to the Borrower, the Borrower shall be deemed to be excluded from the definition of “Lender” for the purposes of Section 9.02.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “CLO” has the following meaning:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the other Lenders Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is a Foreign Recipient shall not be entitled to the benefits of Section 2.16 unless the Participant complies with Section 2.16(e).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the SPV shall provide the documentation described in Section 2.16(e) and shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the Granting Lender would be entitled to receive thereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, any Issuing Bank and each of their respective Affiliates is hereby authorized (but only with the consent of the Required Lenders, unless an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 shall have occurred and be continuing or the maturity of the Loans shall have been accelerated pursuant to Article 7) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding (i) trust accounts for the benefit of third parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank and (ii) unless the maturity of the Loans shall have been accelerated pursuant to Article 7, up to an aggregate amount of $60,000,000 held in payroll accounts of the Loan Parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such obligation. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank and their respective Affiliates may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee or pledgee under Section 9.04(d) of or Participant in, or any prospective assignee or pledgee under Section 9.04(d) of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower (other than a source actually known by such disclosing Person to be bound by confidentiality provisions comparable to those set forth in this Section 9.12). For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15. Amendments to Security Documents. By their signature to the Amendment and Restatement Agreement, the Required Lenders irrevocably authorize and instruct the Collateral Agent, at any time after the Second ARCA Effective Date, to enter into (x) such amendments to Sections 3(d) and 7(c) of the Security Agreement and (y) such other amendments to the Security Documents (or any other agreements delivered in connection therewith (including, without limitation, any Deposit Account Control Agreements (as defined in the Security Agreement))), in each case as are required to create and/or permit the existence of Liens on the Collateral permitted under Section 6.02(o) and the establishment of the collateral agency arrangements with respect thereto, as contemplated by (and to the extent not inconsistent with) the Pari Passu Intercreditor Agreement.

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